Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
OPNEXT, INC.,
OMEGA MERGER SUB 1, INC.,
OMEGA MERGER SUB 2, INC.,
STRATALIGHT COMMUNICATIONS, INC.
and
MARK J. DENINO,
as the STOCKHOLDER REPRESENTATIVE
DATED as of JULY 9, 2008

2

3

SCHEDULES
Disclosure Schedule
EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Tax Representation Letter of the Company
Exhibit C	Tax Representation Letter of the Buyer
Exhibit D	Form of Lock-Up Agreement

4

AGREEMENT AND PLAN OF MERGER
          Agreement and Plan of Merger, dated as of July 9, 2008, is by and among Opnext, Inc., a Delaware corporation (“Buyer”), Omega Merger Sub 1, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer (“Merger Sub 1”), Omega Merger Sub 2, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer (“Merger Sub 2”), StataLight Communications, Inc., a Delaware corporation (the “Company”) and Mark DeNino, as the representative of the Selling Stockholders (the “Stockholder Representative”). Buyer, Merger Sub 1, Merger Sub 2, the Company and the Stockholder Representative are referred to collectively herein as the “Parties” and each individually as a “Party.”
WITNESSETH:
          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Buyer and the Company will enter into a business combination transaction pursuant to which Merger Sub 1 will merge with and into the Company with the Company as the surviving corporation (the Company, in such capacity, the “Intermediate Surviving Corporation”) (such merger, “Merger 1”) and, immediately following Merger 1, the Intermediate Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 as the surviving corporation (the “Surviving Corporation”) (such merger, “Merger 2” and, together with Merger 1, the “Mergers”);
          WHEREAS, the respective Boards of Directors of Buyer, Merger Sub 1, Merger Sub 2 and the Company have approved, as applicable, this Agreement, the Mergers and the related transactions contemplated hereby, and have determined that the Mergers are advisable, fair to, and in the best interests of, the respective companies and their respective stockholders;
          WHEREAS, as a condition to, and as consideration for, the willingness of Buyer to enter into this Agreement, the Company will, concurrently with the execution and delivery of this Agreement, deliver a voting agreement (the “Company Voting Agreement”) to Buyer evidencing the agreement of the Company’s stockholders that hold, in the aggregate, a number of Shares entitling such stockholders to cast votes in excess of that number of votes necessary for the adoption and approval of this Agreement and the transactions contemplated hereby, to vote to adopt and approve and consent to this Agreement and the transactions contemplated hereby;
          WHEREAS, as a condition to, and as consideration for, the willingness of the Company to enter into this Agreement, Buyer will, concurrently with the execution and delivery of this Agreement, deliver a voting agreement (the “Buyer Voting Agreement”) to the Company evidencing the agreement of Buyer Stockholders that hold, in the aggregate, a number of shares of Buyer Common Stock entitling such Buyer Stockholders to cast votes in excess of that number of votes necessary for the adoption and approval of this Agreement and the transactions contemplated hereby, to vote to adopt and approve and consent to this Agreement and the transactions contemplated hereby; and
          WHEREAS, for United States federal income tax purposes, the Parties intend that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

          NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
               Section 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
          “Action” means any action, suit, claim, arbitration, investigation or proceeding by or before any court or other Governmental Authority.
          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act, and for purposes of this Agreement, any Person in which the Company (either alone or through or together with any Subsidiary thereof) has, directly or indirectly, an interest of 10% or more, shall be deemed an Affiliate of the Company.
          “Affiliate Contract” means any Contract between or among a member of the Company Group, on the one hand, and any of the directors, officers, stockholders or other Affiliates of a member of the Company Group (and any members or general partners of such Affiliates) (other than a member of the Company Group), including any Person in which a stockholder of the Company (either alone or through or together with any Subsidiary thereof) has, directly or indirectly, an interest of 10% or more, on the other hand.
          “Agreement” means this Agreement and Plan of Merger, including all Exhibits and Schedules hereto (including the Disclosure Schedules), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
          “Balance Sheet” has the meaning set forth in Section 5.7(a).
          “Balance Sheet Date” has the meaning set forth in Section 5.7(a).
          “Base Merger Consideration” means (i) thirty million dollars ($30,000,000) and (ii) 26,545,455 shares of Buyer Common Stock (as adjusted for any stock splits or stock dividends occurring from the date hereof through the Closing Date), valued for purposes of this Agreement at the average closing price of a share of Buyer Common Stock on the NASDAQ National Market for the thirty (30) trading day period ending three (3) trading days prior to the Closing Date (the “Buyer Common Stock Per Share Price”); provided, however that the number of shares of Buyer Common Stock shall be reduced, solely if the Cash Amount is a negative number, by that number of shares equal to the result obtained by dividing the difference, taken as a positive number, between zero and the Cash Amount, by the Buyer Common Stock Per Share Price.
          “Business” means the business conducted by the Company Group.

          “Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York are not open for the transaction of normal banking business.
          “Buyer” has the meaning set forth in the preamble to this Agreement.
          “Buyer Balance Sheet” has the meaning set forth in Section 6.7(a).
          “Buyer Balance Sheet Date” has the meaning set forth in Section 6.7(a).
          “Buyer Common Stock” means the common stock, par value $0.01 per share, of the Buyer.
          “Buyer Common Stock Per Share Price” has the meaning set forth in the definition of Base Merger Consideration.
          “Buyer Disclosure Schedule” means the disclosure schedule delivered by the Buyer to the Company on the date hereof.
          “Buyer Financial Statements” has the meaning set forth in Section 6.7(a).
          “Buyer Group” has the meaning set forth in Section 10.1.
          “Buyer Indemnity Claim” has the meaning set forth in Section 12.1.
          “Buyer Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, any multiemployer plans within the meaning of Section 3(37) of ERISA), and each stock purchase, stock option and other equity-based, employment, change-in-control, retention, severance, bonus, incentive, pension, retirement, profit-sharing, savings, deferred compensation, employee loan, incentive compensation, vacation, disability, death benefit, hospitalization, cafeteria, medical, dental, fringe benefit and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director or consultant of the Buyer or its Subsidiaries (or dependent or beneficiary thereof) is provided compensation or other benefits and which is or has been entered into, contributed to, established by, sponsored by, participated in and/or maintained by the Buyer or its Subsidiaries, or (ii) the Buyer or its Subsidiaries has any present or future liability or obligation, whether actual or contingent; in each case, other than any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee, consultant or other service provider or former employee , consultant or other service provider of the Buyer or its Subsidiaries (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States or which is maintained primarily for the benefit of persons substantially all of whom are nonresident aliens.
          “Buyer Registered Intellectual Property” has the meaning set forth in Section 6.14(a).
          “Buyer SEC Documents” has the meaning set forth in Section 6.10.

          “Buyer Stockholders” has the meaning set forth in Section 6.8(b).
          “Buyer Stockholders Meeting” has the meaning set forth in Section 6.8(b).
          “Buyer Voting Agreement” has the meaning set forth in the recitals to this Agreement.
          “Cash” means $23,500,000 or, solely to the extent the cash and cash equivalents of the Company are below $19,000,000 the close of business on the Business Day immediately prior to the Closing Date, an amount equal to the cash and cash equivalents of the Company on the close of business on the Business Day immediately prior to the Closing Date.
          “Cash Amount” means an amount in cash equal to the cash portion of the Base Merger Consideration plus Cash minus the sum of (a) Indebtedness, (b) Stockholder Allocable Expenses, (c) the aggregate dollar value of the New Buyer Options granted pursuant to Section 4.1(c), such dollar value being equal to, with respect to any individual New Buyer Option, the positive difference between the Buyer Common Stock Per Share Price and the exercise price (after giving effect to the Exchange Ratio) of such New Buyer Option and (d) the excess over $3,000,000 of all cash, cash equivalents, purchase credits, refunds, equity compensation or any other value paid or agreed to be paid to Nokia Siemens Networks GmBH & Co. KG (“NSN”) in respect of full and complete settlement, resolution or payment for consulting and other services provided to the Company by NSN through the Closing Date.
          “Certificate of Merger 1” has the meaning set forth in Section 2.1(b).
          “Certificate of Merger 2” has the meaning set forth in Section 2.2(b).
          “Certificates” has the meaning set forth in Section 4.5(b).
          “Closing” has the meaning set forth in Section 2.4.
          “Closing Date” means the date the Closing occurs pursuant to Section 2.4.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commission” means the United States Securities and Exchange Commission.
          “Common Stock” has the meaning set forth in Section 4.1(a).
          “Company” has the meaning set forth in the preamble to this Agreement.
          “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer on the date hereof.
          “Company Employee” means each of the officers and employees (including those officers and employees who are full-time, part-time, on vacation or on an approved leave of absence) of the Company Group as of the Closing.
          “Company Financial Statements” has the meaning set forth in Section 5.7(a).

          “Company Group” means the Company and the Company’s Subsidiaries and the phrase “each member of the Company Group” means each of the Company and each Company Subsidiary.
          “Company Intellectual Property” means the Intellectual Property owned by the Company Group.
          “Company Plans” has the meaning set forth in Section 5.16(a).
          “Company Registered Intellectual Property” has the meaning set forth in Section 5.11(a).
          “Company Software” means all Software that is owned by the Company Group, and all other Software that is used in or necessary for the conduct of the Business, including all (a) Software used in the Company Group’s provision of their products and services to customers and/or end users, including any programs incorporated in, or integrated or bundled with, any Company Group product or service, (b) Software intended for license to customers and/or end users, and (c) Software, including libraries, modules and other materials used by the Company Group in the development, design, construction and testing of any of the programs described in (a) or (b) above.
          “Company Stock-Based Award” has the meaning set forth in Section 4.1(d).
          “Company Stockholders Meeting” has the meaning set forth in Section 7.15(a).
          “Company Stock Plans” means the employee and director stock plans of the Company, including, without limitation, the Company Stock Option Plan, or any individual consultant, employee or director agreement providing for the grant of Options or Company Stock-Based Awards.
          “Company Stock Option Plan” means the StrataLight Communications, Inc. 2000 Stock Incentive Plan.
          “Company Voting Agreement” has the meaning set forth in the recitals to this Agreement.
          “Confidentiality Agreement” means the Confidentiality Agreement among Buyer and the Company, dated as of September 19, 2007, as amended by the Exclusivity Letter among Buyer and the Company, dated as of April 23, 2008, as amended.
          “Consents” means consents, orders, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.
          “Contract” means any contract, obligation, plan, undertaking, arrangement, agreement, commitment, indenture, note, bond, mortgage, loan, instrument, lease, consent, license, understanding or other binding commitment, whether written or oral.
          “Damages” means all losses, claims, damages, payments, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in investigating claims or Actions, in defending against any such Actions or in enforcing a Party’s rights hereunder).
          “DGCL” has the meaning set forth in the recitals to this Agreement.
          “Disclosure Schedules” means the Company Disclosure Schedule and the Buyer Disclosure Schedule, when taken together.
          “Dissenting Shares” has the meaning set forth in Section 4.1(e).
          “Employee Liquidity Bonus Plan” means the Employee Liquidity Bonus Plan of the Company, adopted December 21, 2006.
          “Employee Liquidity Bonus Plan Amount” has the meaning set forth in Section 4.1(b).
          “Employee Liquidity Bonus Plan Amount Escrow Account” means an account, to be maintained by the Surviving Corporation, into which the Buyer will deposit or deliver, as the case may be with respect to the cash portion and the share portion thereof, the Employee Liquidity Bonus Plan Amount on the Closing Date.
          “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources; provided however, that the term “Environmental Law” shall include any Law relating to occupational safety and health or the protection of human health, to the extent relating to exposure to any hazardous or deleterious substance.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any entity (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company or any of its Subsidiaries, as set forth in Section 414(b), (c), (m) or (o) of the Code.
          “Escrow Agent” has the meaning set forth in Section 4.2.
          “Escrow Agreement” has the meaning set forth in Section 4.2.
          “Escrowed Cash Consideration” means $3,000,000 (except to the extent the Cash Amount is less than $3,000,000, in which case the Escrowed Cash Consideration shall be equal to such lesser amount until the Cash Amount is zero, at which point there will be no Escrowed Cash Consideration), to be delivered to the Escrow Agent under Section 4.2.
          “Escrow Period” has the meaning set forth in Section 4.2.

          “Exchange Ratio” means with respect to any Share, the applicable Per Share Merger Consideration divided by the Buyer Common Stock Per Share Price.
          “Excluded Liabilities” means (i) any and all Indebtedness of the Company and its Subsidiaries existing prior to the Closing, without duplication to the amounts paid by the Buyer on the Closing Date pursuant to the final sentence of Section 4.4, (ii) any and all claims and Actions made by any current directors, officers, non-employee stockholders or stockholders that are former employees as of the Closing Date, in each case of the Company, or any Affiliates of the foregoing, against Buyer or its Affiliates (including the members of the Company Group) relating to the Company and its Subsidiaries other than Liabilities arising from the breach of this Agreement by Buyer or from actions taken by Buyer or the Company Group after the Closing Date and (iii) any inaccuracy in any information included on the certificate delivered pursuant to Section 4.4(a) and Section 4.4(b)(ii).
          “Existing Buyer Options” means each option (or portion thereof) to purchase shares of Buyer Common Stock that is outstanding and unexercised immediately prior to the Merger 1 Effective Time.
          “Form S-4” has the meaning set forth in Section 6.6(a).
          “GAAP” means United States generally accepted accounting principles.
          “Governmental Authority” means any domestic, foreign or multinational federal, state or local government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality or arbitral or similar forum.
          “Hazardous Materials” means (a) asbestos, polychlorinated biphenyls, petroleum, petroleum derived substances, by-products or wastes, (b) any substance that is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “solid waste,” “pollutant,” or “contaminant” or (c) any substance that is toxic, explosive, corrosive, flammable, radioactive, or otherwise hazardous and is defined, regulated or listed as such, or any other term of similar import, under any applicable Environmental Law or that could otherwise reasonably be expected to result in the imposition of Liability under any applicable Environmental Law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Inbound Licenses” has the meaning set forth in Section 5.13(a).
          “Indebtedness” means, without duplication, the sum of (a) all obligations (contingent or otherwise) of the Company Group for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) other indebtedness of the Company Group evidenced by notes, bonds, debentures or other debt securities, (c) indebtedness of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by the Company Group through an agreement, contingent or otherwise, to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of indebtedness against loss, (d) indebtedness for the deferred purchase price of property or services with respect to which the Company Group is liable, other than ordinary course trade payables, (e) all obligations of the Company Group as lessee or lessees under capital leases in accordance with GAAP, other than any such capital leases set forth on Section 1.1(b) of the Company Disclosure Schedule, (f) obligations under any interest rate, currency or other hedging agreements, (g) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees or debt breakage costs payable as a result of the consummation of the transactions contemplated by this Agreement and (h) all obligations of any kind referred to in clauses (a) to (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by a member of the Company Group, whether or not a member of the Company Group has assumed or become liable for the payment of such obligation. For the avoidance of doubt, in no event will any amounts or values potentially owed to NSN in respect of the matters referenced in clause (d) of the definition of Cash Amount be considered Indebtedness.
          “Indemnification Escrow Account” has the meaning set forth in Section 4.2.
          “Indemnification Escrow Shares” means that number of shares equal to ten percent (10%) of the share portion of the Base Merger Consideration; provided, that in the event of any merger, consolidation, reorganization, recapitalization, dividend (including all paid-in-kind dividends), distribution, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other similar event, or in the event such shares are converted into common stock or other securities of Buyer or any other entity (a “Post-Closing Share Adjustment”), “Indemnification Escrow Shares” shall mean or include, as appropriate, such securities, cash and/or other property received in respect of such Indemnification Escrow Shares after such event or conversion, and this adjustment shall be made successively each time any such event shall occur (whether before or after any conversion of such shares). In the event of any such event or conversion, reference to a single Indemnification Escrow Share shall be deemed to refer to or include, as appropriate, such other property received in respect thereof.
          “Indemnification Escrow Shares Fair Market Value” means, in respect of each Indemnification Escrow Share (and solely for purposes of the final sentence of Section 10.3(a), each other share of Buyer Common Stock issued as part of the Merger Consideration), as of any date of distribution of such shares in accordance with Article X and the Escrow Agreement, the Buyer Common Stock Per Share Price. In the event of a Post-Closing Share Adjustment, the “Indemnification Escrow Shares Fair Market Value” shall be appropriately adjusted to take any such Post-Closing Share Adjustment into account.
          “Indemnification Escrow Funds” has the meaning set forth in Section 4.2.
          “Indemnified Officers” has the meaning set forth in Section 7.7.
          “Indemnified Party” has the meaning set forth in Section 10.2.
          “Indemnifying Party” has the meaning set forth in Section 10.2.
          “Intellectual Property” means all domestic and foreign intellectual property, including but not limited to all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress, logos, corporate names, brand names, and other source indicators, and all applications, registrations, and renewals in connection therewith, (c) domain names, uniform resource locators, and all registrations in connection therewith, (d) works of authorship (whether or not published), and all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, (e) Software, and (f) trade secrets, confidential business information, and other proprietary information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists and information).
          “Intermediate Surviving Corporation” has the meaning set forth in the recitals to this Agreement.
          “IT Assets” means computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned, used, or held for use by any member of the Company Group.
          “Knowledge” means (a) with respect to the Company, the actual knowledge of the individuals set forth on Schedule 1.1(c) of the Company Disclosure Schedule, each of whom shall be deemed to have knowledge reasonably expected of a Person performing the job function set forth next to such individual’s name on such schedule and (b) with respect to Buyer, Merger Sub 1 or Merger Sub 2, the actual knowledge of the individuals set forth on Section 1.1 of the Buyer Disclosure Schedule, each of whom shall be deemed to have knowledge reasonably expected of a Person performing the job function set forth next to such individual’s name on such schedule.
          “Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders, decrees and injunctions of Governmental Authorities.
          “Leased Real Property” has the meaning set forth in Section 5.10(b).
          “Leases” has the meaning set forth in Section 5.10(b).
          “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
          “Lien” means any mortgage, pledge, hypothecation, preference, security agreement, easement, covenant, restriction, option, right of first offer or refusal, lien, charge, security interest or other encumbrance of any kind or nature whatsoever (including any agreement that provides for any of the foregoing).
          “Material Adverse Effect” means with respect to the Company Group or Buyer, as applicable, any event, change, development, effect, circumstance or state of facts (an “Effect”) that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole, excluding, in each case, any Effect to the extent primarily resulting from (i) changes in general economic, industry or market conditions, in each case that do not have a disproportionate effect on the effected Party relative to other Persons in the industry, (ii) any action required to be taken pursuant to the terms and conditions of this Agreement, (iii) the public announcement of the Mergers, (iv) acts of war or terrorism and (v) changes in applicable Laws, in each case that do not have a disproportionate effect on the effected Party relative to other Persons in the industry.
          “Material Contracts” has the meaning set forth in Section 5.13(a).
          “Mergers” has the meaning set forth in the recitals to this Agreement.
          “Merger 1” has the meaning set forth in the recitals to this Agreement.
          “Merger 2” has the meaning set forth in the recitals to this Agreement.
          “Merger 1 Effective Time” has the meaning set forth in Section 2.1(b).
          “Merger 2 Effective Time” has the meaning set forth in Section 2.2(b).
          “Merger Consideration” means the share portion of the Base Merger Consideration plus the Cash Amount (which shall be a deduct to the share portion of the Base Merger Consideration to the extent the Cash Amount is a negative number, as determined in accordance with the definition of Base Merger Consideration).
          “Merger Sub 1” has the meaning set forth in the preamble to this Agreement.
          “Merger Sub 2” has the meaning set forth in the preamble to this Agreement.
          “New Buyer Option” has the meaning set forth in Section 4.1(c).
          “Non-Threshold Damages” has the meaning set forth in Section 10.3(b).
          “NSN” has the meaning set forth in the definition of Cash Amount.
          “Option Shares” has the meaning set forth in Section 4.1(i).
          “Options” means each option (or portion thereof) to purchase shares of Common Stock that is outstanding and unexercised immediately prior to the Merger 1 Effective Time.
          “Other Parties” has the meaning set forth in Section 5.13(b).
          “Outbound Licenses” has the meaning set forth in Section 5.13(a)(ix).
          “Parties” has the meaning set forth in the preamble to this Agreement.
          “Paying Agent” means any bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed by Buyer and reasonably satisfactory to the Company to act as the Paying Agent in Merger 1.
          “PBGC” has the meaning set forth in Section 5.16(e).
          “Per Share Merger Consideration” has the meaning set forth in Section 4.1(b).
          “Permits” means written permits, licenses, franchises, registrations, variances and approvals obtained from any Governmental Authority.
          “Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (b) Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits and (f) pledges or deposits to secure public or statutory obligations or appeal bonds.
          “Person” means any individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).
          “Post-Closing Share Adjustment” has the meaning set forth in the definition of Indemnification Escrow Shares.
          “Pre-Closing Tax Period” means a taxable period or portion thereof ending on or before the Closing Date.
          “Preferred Stock” has the meaning set forth in Section 4.1(a).
           “Proxy Statement/Prospectus” has the meaning set forth in Section 6.6(b).
          “Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as “free software” or “open source software” (e.g. Linux), or pursuant to “open source,” “copyleft” or similar licensing and distribution models; and (b) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or minimal charge.
          “Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
          “Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Self-Help Code” means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.
          “Selling Stockholders” means the holders of the Shares, Options and Company Stock-Based Awards that receive consideration for such Shares, Options and Company Stock-Based Awards in accordance with Section 4.1 and those individuals who are expected to receive a portion of the Employee Liquidity Bonus Plan Amount.
          “Shares” has the meaning set forth in Section 4.1(a).
          “Software” means (a) software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code (b) databases and compilations, including any and all libraries, data and collections of data, whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, (d) the technology supporting, and the contents and audiovisual displays on any web sites, and (e) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.
          “Stockholder Allocable Expenses” has the meaning set forth in Section 4.4.
          “Stockholder Group” has the meaning set forth in Section 10.2.
          “Straddle Period” means a taxable period beginning before and ending after the Closing Date.
          “Subsidiary” when used with respect to any Person, means any other Person of which at least (i) fifty percent (50%) or more of the equity or (ii) fifty percent (50%) or more of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of such first Person’s Subsidiaries, or by such first Person and one or more of such first person’s Subsidiaries.

          “Surviving Corporate Group” shall mean the Surviving Corporation and the current Subsidiaries of the Company following the Merger 2 Effective Time.
          “Surviving Corporation” has the meaning set forth in the recitals to this Agreement; provided, however, that “Surviving Corporation” shall mean the Intermediate Surviving Corporation in the event that pursuant to Section 2.5 hereof the parties do not consummate Merger 2.
          “Tax” means (a) any federal, state, local or foreign tax, charge, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, or like charges of any kind whatsoever, imposed by any taxing authority, or any other Governmental Authority, and including any interest, penalty or addition thereto and (b) any Liability for amounts described in clause (a) of another Person imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), as a transferee, successor, by Contract, by Law or otherwise.
          “Tax Contest” has the meaning set forth in Section 8.3.
          “Tax Representation Letters” has the meaning set forth in Section 8.5(c).
          “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with, or provided or required to be provided to, any Person.
          “Third Party Claim” has the meaning set forth in Section 10.4(a).
          “Threshold” has the meaning set forth in Section 10.3(b).
          “Tier I Reps” has the meaning set forth in Section 9.3(a).
          “Transaction Documents” means this Agreement, the Escrow Agreement and all other documents delivered at Closing or required to be delivered by any Party pursuant to this Agreement.
          “Transfer Taxes” means all transfer Taxes, including sales, real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.
          “Unauthorized Code” means any virus, trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware, or data.
          “Waived Benefit” has the meaning set forth in Section 7.8(e).
          “WARN Act” has the meaning set forth in Section 5.17(d).

          “Warrants” means each warrant (or portion thereof) to purchase Shares that is outstanding and unexercised immediately prior to the Merger 1 Effective Time.
               Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedules to, this Agreement unless the context shall otherwise require. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
ARTICLE II.
MERGERS
               Section 2.1. Merger 1.
     (a) Upon the terms and subject to the conditions hereof, at the Merger 1 Effective Time (as defined in Section 2.1(b)), Merger Sub 1 shall be merged with and into the Company and the separate existence of Merger Sub 1 shall thereupon cease, and the Company shall continue as the Intermediate Surviving Corporation in accordance with the DGCL.
     (b) Merger 1 shall become effective upon the filing of the certificate of merger with respect to Merger 1 (the “Certificate of Merger 1”) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, or at such other time as Merger Sub 1 and the Company shall agree should be specified in the Certificate of Merger 1, which filing shall be made as soon as practicable on the Closing Date. When used in this Merger Agreement, the term “Merger 1 Effective Time” shall mean the time at which the Certificate of Merger 1 is accepted for filing by the Secretary of State of the State of Delaware or such time as otherwise specified in the Certificate of Merger 1.
     (c) Merger 1 shall, from and after the Merger 1 Effective Time, have all the effects provided herein, in the Certificate of Merger 1 and in the applicable provisions of the DGCL.
               Section 2.2. Merger 2.
     (a) Upon the terms and subject to the conditions hereof, at the Merger 2 Effective Time (as defined in Section 2.2(b)), the Intermediate Surviving Corporation

shall be merged with and into Merger Sub 2 and the separate existence of the Intermediate Surviving Corporation shall thereupon cease, and Merger Sub 2 shall continue as the Surviving Corporation in accordance with the DGCL.
     (b) Merger 2 shall become effective upon the filing of the certificate of merger with respect to Merger 2 (the “Certificate of Merger 2”) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, or at such other time as Merger Sub 2 and the Intermediate Surviving Corporation shall agree should be specified in the Certificate of Merger 2, which filing shall be made as soon as practicable on the Closing Date and immediately following the Merger 1 Effective Time. When used in this Merger Agreement, the term “Merger 2 Effective Time” shall mean the time at which the Certificate of Merger 2 is accepted for filing by the Secretary of State of the State of Delaware or such time as otherwise specified in the Certificate of Merger 2.
     (c) Merger 2 shall, from and after the Merger 2 Effective Time, have all the effects provided herein, in the Certificate of Merger 2 and in the applicable provisions of the DGCL.
               Section 2.3. Further Actions. The Parties shall execute and deliver such certificates and other documents and take such other actions as may be reasonably necessary or appropriate in order to effect the Mergers, including, but not limited to, making filings, recordings or publications required under the DGCL. If at any time after the Merger 2 Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub 1, Merger Sub 2 or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub 1, Merger Sub 2 or the Company, as the case may be, to take, and shall take, any and all such lawful action.
               Section 2.4. Closing. Unless this Agreement shall have been terminated pursuant to Article XI and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article IX, the closing of the transactions with regard to Merger 1 contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, commencing at 10:00 a.m. local time on the day which is three (3) Business Days after the date on which the last of the conditions set forth in Article IX (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date of Merger 1) is satisfied or, when permissible, waived or on such other date and/or at such other time and/or place as the Parties may mutually determine (the date of the Closing of such Merger 1, the “Closing Date”).
               Section 2.5. Obligation to Consummate Merger 2. Notwithstanding Section 2.2, none of Buyer, Merger Sub 2 or the Company (as the Intermediate Surviving Corporation) shall be required to consummate Merger 2 if, and only if, on or prior to the Merger 1 Effective Time, the Company has obtained the opinion of Pillsbury Winthrop Shaw Pittman LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, and Buyer has obtained the opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to Buyer, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for federal income tax purposes, Merger 1 will constitute a reorganization within the meaning of Section 368(a) of the Code.
ARTICLE III.
THE SURVIVING CORPORATION
               Section 3.1. Certificate of Incorporation. At the Merger 1 Effective Time, the certificate of incorporation of Merger Sub 1, as in effect immediately prior to the Merger 1 Effective Time, shall be the certificate of incorporation of the Intermediate Surviving Corporation. At the Merger 2 Effective Time, the certificate of incorporation of Merger Sub 2, as in effect immediately prior to the Merger 2 Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the applicable Law and such certificate of incorporation (subject to Section 7.7 hereof).
               Section 3.2. Bylaws. At the Merger 1 Effective Time, the bylaws of Merger Sub 1, as in effect immediately prior to the Merger 1 Effective Time, shall be the bylaws of the Intermediate Surviving Corporation. At the Merger 2 Effective Time, the bylaws of Merger Sub 2, as in effect immediately prior to the Merger 2 Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the applicable Law and such bylaws (subject to Section 7.7 hereof).
               Section 3.3. Directors. The directors of Merger Sub 1 immediately prior to the Merger 1 Effective Time shall be the directors of the Intermediate Surviving Corporation. The directors of Merger Sub 2 immediately prior to the Merger 2 Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation and in accordance with applicable Law.
               Section 3.4. Officers. The officers of the Company immediately prior to the Merger 1 Effective Time shall be the officers of the Intermediate Surviving Corporation. The officers of the Intermediate Surviving Corporation immediately prior to the Merger 2 Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation and in accordance with applicable Law.
ARTICLE IV.
CONVERSION OF SHARES
               Section 4.1. Merger Consideration. As of the Merger 1 Effective Time, by virtue of Merger 1 and without any further action on the part of any stockholder of the Company or Merger Sub 1:

     (a) All shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) and all shares of Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, Series C Preferred Stock, par value $0.001 per share, Series D Preferred Stock, par value $0.001 per share, Series E Preferred Stock, par value $0.01 per share, and Series F Preferred Stock, par value $0.001 per share, each of the Company (collectively, the “Preferred Stock,” and together with the Common Stock, the “Shares”) which are held by the Company as treasury stock shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Any Shares that are owned by any Subsidiary of the Company shall remain outstanding and shall become that number of shares of the Intermediate Surviving Corporation that bear the same ratio to the aggregate number of outstanding shares of the Intermediate Surviving Corporation as the number of shares held by such entity bore to the aggregate number of outstanding Shares immediately prior to the Merger 1 Effective Time.
     (b) Each share of Preferred Stock and Common Stock issued and outstanding immediately prior to the Merger 1 Effective Time, other than those to which Section 4.1(a) applies and other than any Dissenting Shares, shall be converted into and represent the right to receive an amount in cash and shares of Buyer Common Stock as specified below based on the dollar value of each such share of Preferred Stock and Common Stock determined in accordance with the principles and methodologies set forth on Section 4.1(b) of the Company Disclosure Schedule, which such principles and methodologies being hereby represented by the Company to represent the principles and methodologies set forth in the Amended and Restated Certificate of Incorporation of the Company and used to determine the amount to be required to be distributed to holders of shares of Preferred Stock and Common Stock as a result of a Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation of the Company) and pursuant to the Employee Liquidity Bonus Plan where the assets and funds of the Company available for distribution are equal to the Merger Consideration. At the Merger 1 Effective Time, each share of Common Stock and Preferred Stock shall be converted into and represent the right to receive (subject, however, to the provisions of this Agreement in respect of the Escrowed Cash Consideration and the Indemnification Escrow Shares) (i) a percentage (such percentage to be the quotient, expressed as a percentage, resulting from a fraction, the numerator of which is the Cash Amount and the denominator of which is the Merger Consideration (such percentage, the “Cash Percentage”)) of the value of such share, such value to be determined in accordance with the principles and methodologies set forth on Section 4.1(b) of the Company Disclosure Schedule where the assets and funds of the Company available for distribution pursuant to a Liquidation Event are equal to the Merger Consideration, in cash, and (ii) that number of share(s) of Buyer Common Stock equal to a percentage (such percentage to be the result, expressed as a percentage, of subtracting the Cash Percentage from one) of the value of such share, such value to be determined in accordance with the principles and methodologies set forth on Section 4.1(b) of the Company Disclosure Schedule where the assets and funds of the Company available for distribution pursuant to a Liquidation Event are equal to the Merger Consideration, divided by the Buyer Common Stock Per Share Price. For the avoidance of doubt, the “Employee Liquidity Bonus Plan Amount” shall be the portion of the consideration determined to be payable pursuant to the

Employee Liquidity Bonus Plan in accordance with the principles and methodologies set forth on Section 4.1(b) of the Company Disclosure Schedule where the assets and funds of the Company available for distribution pursuant to a Liquidation Event are equal to the Merger Consideration. Each amount of cash and number of share(s) of Buyer Common Stock determined in accordance with the second sentence of this Section 4.1(b) shall be the “Per Share Merger Consideration” with respect to the series, class or other designation of Preferred Stock or Common Stock covered thereby.
     (c) Each Option granted under the Company Stock Option Plan with a per share exercise price less than or equal to the applicable Per Share Merger Consideration with respect to the Share underlying such Option, whether vested or unvested, that is outstanding immediately prior to the Merger 1 Effective Time shall, at the Merger 1 Effective Time, cease to represent a right to acquire shares of Common Stock and shall be converted, at the Merger 1 Effective Time, into an option (a “New Buyer Option”) to purchase shares of Buyer Common Stock on the same terms and conditions (including vesting schedules) as were applicable under such Option immediately prior to the Merger 1 Effective Time, except that (i) the number of shares of Buyer Common Stock subject to each such New Buyer Option shall be equal to the number of shares of Common Stock subject to such Option immediately prior to the Merger 1 Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share of Buyer Common Stock, and (ii) such New Buyer Option shall have an exercise price per share equal to the per share exercise price of such Option immediately prior to the Merger 1 Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent; provided, however, that, the exercise price and the number of shares of Buyer Common Stock subject to such option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Option to which Section 421 of the Code applies immediately prior to the Merger 1 Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Buyer Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.
     (d) At the Merger 1 Effective Time, each right of any kind, contingent or accrued, to receive Shares or benefits measured by the value of a number of Shares, and each award of any kind consisting of Shares, granted under Company Stock Plans (including Warrants, restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than Options (each, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Merger 1 Effective Time and which has a per share exercise price that is less than or equal to the applicable Per Share Merger Consideration with respect to the Share underlying such Company Stock-Based Award shall cease to represent a right or award with respect to Shares and shall be converted, at the Merger 1 Effective Time, into the right to receive the applicable Per Share Merger Consideration with respect to the Share underlying such Company Stock-Based Award (less the exercise price of such Company Stock-Based Award and subject to the provisions of this Agreement in respect of the Escrowed Cash Consideration and the Indemnification Escrow Shares).

     (e) Prior to the Merger 1 Effective Time, the Company and Buyer shall take all necessary action to effectuate the conversion under this Section 4.1 of Options with a per share exercise price less than or equal to the applicable Per Share Merger Consideration with respect to the Share underlying such Option and Company Stock-Based Awards with a per share exercise price less than or equal to the applicable Per Share Merger Consideration with respect to the Share underlying such Company Stock-Based Award. Buyer shall reserve for issuance a number of shares of Buyer Common Stock at least equal to the number of shares of Buyer Common Stock that will be subject to New Buyer Options as a result of the actions contemplated by Section 4.1. As soon as practicable following the Merger 2 Effective Time and, in any event, within sixty (60) days following Merger 1, Buyer shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Buyer Common Stock subject to such New Buyer Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Buyer Options remain outstanding. In addition to the foregoing, Buyer shall assume the Company Stock Option Plan and the number and kind of shares available for issuance under the Company Stock Option Plan shall be adjusted to reflect shares of Buyer Common Stock in accordance with the provisions of the Company Stock Option Plan. Without limiting the foregoing, the Company shall take all necessary action under the Company Stock Option Plan and the stock option agreements evidencing the Options (including, to the extent necessary, obtaining consent of the holders of the Options) to effectuate the actions contemplated by this Section 4.1.
     (f) Notwithstanding anything to the contrary herein, Shares issued and outstanding immediately prior to the Merger 1 Effective Time and held by a stockholder who is entitled to and has properly complied with the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted as of the Merger 1 Effective Time into a right to receive the applicable Per Share Merger Consideration, but instead shall have such rights as may be available under the DGCL; provided, however, that if any such stockholder shall fail to perfect or shall effectively withdraw or lose his or her right to appraisal and payment under the DGCL, such stockholder’s shares of Common Stock and/or Preferred Stock shall thereupon be deemed to have been converted as of the Merger 1 Effective Time into the right to receive the applicable Per Share Merger Consideration and such shares of Common Stock and/or Preferred Stock shall no longer be Dissenting Shares. The Company shall, in accordance with Section 262(d) of the DGCL, promptly notify the holders of Shares of their right to seek appraisal pursuant to such Section. The Company will give Buyer reasonable notice of all written notices received by the Company pursuant to Section 262 of the DGCL. Without the prior written consent of Buyer, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Merger 1 Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her shares for any purpose or receive payment of dividends or other distributions with respect to his or her shares (except dividends and distributions payable to stockholders of record at a date which is prior to the Merger 1 Effective Time).

     (g) Each issued and outstanding share of common stock, $0.01 par value, of Merger Sub 1 shall automatically and without any action by any Party be converted into one fully paid and non-assessable share of common stock, $0.01 par value, of the Intermediate Surviving Corporation.
     (h) Notwithstanding anything to the contrary herein, upon surrender of any certificate representing fractional shares of Common Stock or Preferred Stock, the holder thereof will be paid the cash value of such fraction, which shall be equal to such fraction multiplied by the applicable Per Share Merger Consideration.
     (i) If, between the date of this Agreement and the Merger 1 Effective Time, the outstanding shares of Common Stock, Preferred Stock and/or Options or Company Stock-Based Awards or the shares of Common Stock and/or Preferred Stock issued or issuable upon exercise of Options and/or Company Stock-Based Awards (“Option Shares”) are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the applicable Per Share Merger Consideration shall be appropriately adjusted; provided that, for the avoidance of doubt, no adjustment shall be made under this Section 4.1(i) if the number of outstanding shares of Common Stock or Preferred Stock increases as a result of the exercise of Options or Company Stock-Based Awards.
     (j) As of the Merger 2 Effective Time, by virtue of Merger 2 and without any further action on the part of any stockholder of the Intermediate Surviving Corporation or Merger Sub 2, each issued and outstanding share of capital stock of the Intermediate Surviving Corporation shall automatically and without any action by any Party be converted into one fully paid and non-assessable share of common stock, $0.01 par value, of the Surviving Corporation.
               Section 4.2. Escrow Funds. At the Closing, Buyer shall deliver (a) the Indemnification Escrow Shares and (b) the Escrowed Cash Consideration (as increased from time to time by the amount of any interest, dividends, earnings and other income on such aggregate amounts, the “Indemnification Escrow Funds”) to the escrow agent in connection with this Agreement (in such capacity, the “Escrow Agent”) to be held and delivered by the Escrow Agent in accordance with the terms and provisions of a certain escrow agreement that shall be executed and delivered by Buyer, the Company, the Stockholder Representative and the Escrow Agent at the Closing substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). The Parties agree that in accordance with Revenue Procedure 84-42: (i) the Indemnification Escrow Shares shall appear as issued and outstanding on all balance sheets of the Buyer and shall be legally outstanding under applicable state Law; (ii) all dividends paid on any Indemnification Escrow Share during the entire period such share is held in escrow will be distributed when received by the Escrow Agent to the applicable Selling Stockholder; and (iii) all voting rights of the Indemnification Escrow Shares shall be exercisable by the applicable Selling Stockholder during the entire period such shares are held in escrow in the same manner as such shares would be entitled to such voting rights upon release of the relevant Indemnification Escrow Share from escrow. The Indemnification Escrow Shares and the Indemnification Escrow Funds shall be placed in an escrow account (the “Indemnification Escrow Account”). The Indemnification Escrow Account shall be established solely to secure the indemnification obligations of the Selling Stockholders, as set forth in Article X hereof. The Indemnification Escrow Shares and the Indemnification Escrow Funds shall be held in the Indemnification Escrow Account for a period of the longer of (a) twelve (12) months from the Closing Date or (b) the completion of the Buyer’s audited financial statements (on a consolidated basis, including with respect to the Company) for the fiscal year ended March 31, 2009 by the Buyer’s independent public accountants but in any event no later than fifteen (15) months from the Closing Date (such period, the “Escrow Period”), unless such Indemnification Escrow Shares or the Indemnification Escrow Funds or any portion thereof are otherwise earlier distributed or held in escrow following such Escrow Period in respect of any unresolved claims relating thereto in accordance with the terms and provisions of the Escrow Agreement. Upon expiration of the Escrow Period, all Indemnification Escrow Shares or Indemnification Escrow Funds remaining in the Indemnification Escrow Account shall be distributed to the Stockholder Representative, the Selling Stockholders and/or Buyer in accordance with the terms and provisions of the Escrow Agreement.
               Section 4.3. Employee Liquidity Bonus Plan Amount Escrow Account. At the Closing, Buyer shall deliver the Employee Liquidity Bonus Plan Amount (subject, however to the provisions of this Agreement in respect of the Indemnification Escrow Shares) to an escrow account to be maintained by the Surviving Corporation (the “Employee Liquidity Bonus Plan Amount Escrow Account”). The Employee Liquidity Bonus Plan Amount shall be held in the Employee Liquidity Bonus Plan Amount Escrow Account until (a) January 31, 2009, with respect to twenty-five percent (25%) of the aggregate amount thereof (such amounts to be distributed in the same proportions used to distribute the cash portion and the share portion of the Merger Consideration), (b) until October 31, 2009, with respect to fifty percent (50%) of the aggregate amount thereof (such amounts to be distributed in the same proportions used to distribute the cash portion and the share portion of the Merger Consideration) and (c) until January 31, 2010, with respect to the remaining twenty-five percent (25%) of the aggregate amount thereof (such amounts to be distributed in the same proportions used to distribute the cash portion and the share portion of the Merger Consideration). The Employee Liquidity Bonus Plan Amount in the Employee Liquidity Bonus Plan Amount Escrow Account shall be distributed at each such date listed in the immediately preceding sentence by the Surviving Corporation as contemplated by Section 4.1(b); provided; however that none of such amount shall be distributed to any individual who is no longer employed by the Company for any reason other than a Termination without Cause as of any such date of distribution and such amount instead shall be distributed, pro rata (without taking into account the allocation to such individual not entitled to receive such amounts pursuant to this proviso), to each other individual recipient of any portion of the Employee Liquidity Bonus Plan Amount in accordance with Section 4.1(b). For purposes of this Agreement, “Termination without Cause” shall mean any termination of any individual by the Company other than for (a) willful failure by such individual to perform his or her duties, (b) conviction of such individual of, or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude, (c) gross or intentional misconduct by such individual in connection with the performance of any material portion of his or her duties for the Buyer or any of its Subsidiaries or (d) material violation of any material rule or policy of the Buyer or the Surviving Corporation or their Subsidiaries as determined reasonably and in good faith by the Buyer; and provided that in the case of a termination under clause (a), (c) or (d) hereof, such failure, misconduct or violation is not remedied within thirty (30) days after written notice from Buyer specifying the acts of misconduct or non-performance.

The Company shall use its commercially reasonable efforts to obtain, at the Closing, from each individual that is entitled to receive any portion of the Employee Liquidity Bonus Plan Amount pursuant to this Section 4.3, a release of each member of the Company Group from any and all claims existing prior to the Closing Date in a customary form reasonably acceptable to the Company and the Buyer.
               Section 4.4. Stockholder Allocable Expenses; Payment of Indebtedness. At least three (3) Business Days prior to the Closing Date, the Company shall provide to Buyer a certificate setting forth in reasonable detail (a) all of the fees and expenses incurred or to be incurred by the Company, its Subsidiaries and/or the Stockholder Representative in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including (i) the fees and disbursements of outside counsel to the Company and/or the Stockholder Representative incurred in connection with such transactions, (ii) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company and/or the Stockholder Representative in connection with such transactions, including, without limitation, Morgan Stanley & Co. Incorporated and (iii) $200,000 set aside to reimburse the Stockholder Representative for potential expenses incurred in such capacity following the Closing (collectively, the “Stockholder Allocable Expenses”) and (b) (i) the Indebtedness and cash and cash equivalents of the Company as of the close of business on the business day immediately prior to the Closing Date and (ii) reasonably satisfactory to the Buyer, the status of the matter described in clause (d) of the definition of Cash Amount. At the Closing, the Buyer shall pay or cause to be paid all Indebtedness and Stockholder Allocable Expenses.
               Section 4.5. Payment.
     (a) Promptly following the Merger 1 Effective Time, Buyer shall deliver and deposit, or shall cause to be delivered and deposited, to or with the Paying Agent, for the benefit of the holders of Shares and Options Holders entitled to amounts pursuant to Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(f), the Merger Consideration (less the Escrowed Cash Consideration, the Indemnification Escrow Shares and the Employee Bonus Liquidity Plan Amount).
     (b) Following the date of this Agreement (but in no event later than three (3) Business Days following the mailing date of the Proxy Statement/Prospectus), Buyer shall direct the Paying Agent to mail a letter of transmittal in customary form to be agreed among the Parties to each holder of certificates formerly evidencing (i) shares of Common Stock or Preferred Stock (other than certificates representing shares of Common Stock or Preferred Stock to be canceled pursuant to Section 4.1(a) and certificates representing Dissenting Shares) and (ii) Options or Company Stock-Based Awards to be exchanged pursuant to Section 4.1(c) or 4.1(d) (collectively, the “Certificates”) advising holders of such Certificates of Merger 1 and the procedure for surrendering to the Paying Agent such Certificates for exchange into the applicable Per Share Merger Consideration or New Buyer Options and that delivery shall be effected, and risk of loss and title shall pass, only upon delivery to the Paying Agent of the Certificates and a duly executed letter of transmittal. Each holder of the Certificates, upon surrender thereof to the Paying Agent together with such letter of transmittal (duly executed), shall be entitled to receive and shall receive, as soon as practicable (but in no event later than five (5) Business Days) following (or at such other time pursuant to the terms of this Agreement) and contingent upon the occurrence of the Merger 1 Effective Time, in exchange therefor, the applicable Per Share

Merger Consideration or New Buyer Options. Upon such surrender and as soon as practicable following and contingent upon the occurrence of the Merger 1 Effective Time, the Paying Agent shall promptly deliver the applicable consideration due pursuant to Sections 4.1(b), 4.1(c) and 4.1(d) (less all applicable withholding and employment Taxes) in accordance with the instructions set forth in the related letter of transmittal, and the Certificates so surrendered shall promptly be canceled. Until surrendered, the Certificates (other than those evidencing Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the consideration due pursuant to Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(f), or, in the case of Dissenting Shares, the fair value of such Dissenting Shares in accordance with the DGCL. No interest shall accrue or be paid on any cash payable upon the surrender of the Certificates (other than Dissenting Shares to the extent required by the DGCL).
     (c) If the consideration due pursuant to Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(f) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Paying Agent any Transfer Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.
     (d) Unless required otherwise by applicable Law, Buyer shall have the right to require that any amount held by the Paying Agent that remains undistributed to holders of the Certificates 120 days after the Merger 1 Effective Time be delivered to, or as directed by, Buyer, and such amounts shall thereafter be delivered to, or as directed by, Buyer. Any Certificate holder who has not theretofore complied with the provisions of this Article IV shall thereafter look only to Buyer for payment of any consideration due pursuant to Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(f) to which he is entitled pursuant to this Article IV. Neither Buyer nor the Paying Agent shall be liable to any such Certificate holder for any amounts delivered pursuant to a requirement of applicable Law to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (e) Each holder of Certificates, upon surrender thereof to the Paying Agent at the Merger 1 Effective Time together with a letter of transmittal (duly executed), shall be entitled to receive, at such date or as promptly as practicable thereafter, the consideration due pursuant to Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(f) (less all applicable withholding and employment Taxes).
     (f) Each of Buyer, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or the Treasury Regulations, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by Buyer, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.
               Section 4.6. No Further Rights. From and after the Merger 1 Effective Time, holders of Certificates theretofore evidencing shares of Common Stock, Preferred Stock and/or Options or Company Stock-Based Awards shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.
               Section 4.7. Closing of the Company’s Transfer Books. At the Merger 1 Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares or Option Shares shall be made thereafter. If after the Merger 1 Effective Time Certificates are presented to Buyer, the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged as provided in this Article IV.
               Section 4.8. Closing Deliveries.
     (a) At the Closing, the Company and, as applicable, the Stockholder Representative, shall deliver or cause to be delivered to Buyer the following:
          (i) resignations of the directors of each member of the Company Group from his or her position as director effective as of the Closing;
          (ii) the certificates referred to in Sections 9.3(a) and 9.3(b);
          (iii) a properly executed statement, dated as of the Closing Date, stating under penalties of perjury that the Company is not, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, in form and substance reasonably acceptable to Buyer, along with written authorization to Buyer to deliver a notice to the Internal Revenue Service, in compliance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3);
          (iv) evidence of termination of any stockholders agreements among the Company’s stockholders and any member of the Company Group, evidence of termination of all Options with a per share exercise price greater than the applicable Per Share Merger Consideration with respect to the Share underlying such Option and termination of all Company Stock-Based Awards with a per share exercise price greater than the applicable Per Share Merger Consideration with respect to the Share underlying such Company Stock-Based Award, in each case without payment of consideration pursuant to this Article IV;
          (v) a copy of the Escrow Agreement duly executed by the Company and the Stockholder Representative; and
          (vi) all other documents required to be delivered by the Company or the Stockholder Representative to Buyer at or prior to the Closing pursuant to this Agreement.
     (b) At the Closing, Buyer shall deliver or cause to be delivered the following:
          (i) certificates representing the Buyer Common Stock portion of the Merger Consideration payable pursuant to Section 4.1(b) (less (A) the Indemnification Escrow Shares to be delivered to the Escrow Agent pursuant to Section 4.8(b)(iii) and (B)

the shares constituting the Employee Liquidity Bonus Plan Amount to be delivered to the Employee Liquidity Bonus Plan Escrow Account pursuant to Section 4.8(b)(iv));
          (ii) the cash portion of the Merger Consideration payable pursuant to Section 4.1(b) (less (A) the Escrowed Cash Consideration to be delivered to the Escrow Agent pursuant to Section 4.8(b)(iii) and (B) the cash portion of the Employee Liquidity Bonus Plan Amount to be delivered to the Employee Liquidity Bonus Plan Escrow Account pursuant to Section 4.8(b)(iv)) to the Paying Agent as provided in Section 4.5;
          (iii) the Escrowed Cash Consideration and certificates representing the Indemnification Escrow Shares to the Escrow Agent in accordance with Section 4.2 and the Escrow Agreement;
          (iv) the aggregate Employee Liquidity Bonus Plan Amount to the Employee Liquidity Bonus Plan Escrow Account in accordance with Section 4.3;
          (v) the certificates referred to in Sections 9.2(a) and 9.2(b);
          (vi) a copy of the Escrow Agreement duly executed by Buyer; and
          (vii) all other documents required to be delivered by Buyer, Merger Sub 1 and Merger Sub 2 to the Company and Stockholder Representative at or prior to the Closing pursuant to this Agreement.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY GROUP
          The Company represents and warrants to Buyer, Merger Sub 1 and Merger Sub 2, except as set forth in the Company Disclosure Schedule, as follows:
               Section 5.1. Organization of the Company and the Company Group. The Company is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and the Company has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease, license, occupy and operate its properties where such properties are now owned, leased, licensed, occupied or operated. Each other member of the Company Group (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease, license, occupy and operate its properties where such properties are now owned, leased, licensed, occupied or operated. Each member of the Company Group is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group. Section 5.1 (b) (1) of the Company Disclosure Schedule sets forth a true, correct and complete list of all jurisdictions where each member of the Company Group is qualified or licensed to do business. Section 5.1 (b) (2) of the Company Disclosure Schedule sets forth a true, correct and complete list of all directors and officers of each member of the Company Group.
               Section 5.2. Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party and to perform its obligations hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite proceedings, other than the Company Stockholders Meeting, of the Company and no other proceedings, other than the Company Stockholders Meeting, on the part of the Company are necessary to authorize this Agreement, such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer, Merger Sub 1 and Merger Sub 2) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.
               Section 5.3. Non-contravention. Neither the execution and delivery of this Agreement nor any Transaction Document to which it is or will be party by the Company, nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with any provision of the Amended and Restated Certificate of Incorporation or Amended Bylaws of the Company, (b) violate or result in a default or breach of (or an event that with notice or lapse of time or both would become a default or breach) or give rise to any right of termination, modification, consent or acceleration under, or result in the loss of any material right, under any material Contract, except as provided in Section 5.3 of the Company Disclosure Schedule, (c) subject to the Consents of Governmental Authorities described in Section 5.6, violate any Law to which any member of the Company Group or any of their assets are subject or (d) other than Permitted Liens, create or impose any Lien on the assets of the Company Group, except, in the case of clauses (b) and (d), for such violations or breaches which would not be material to the Company Group.
               Section 5.4. Capitalization. Section 5.4 of the Company Disclosure Schedule sets forth a true, correct and complete list of (a) all the outstanding Common Stock, including the names of the holders thereof, (b) all the outstanding Preferred Stock, including the names of the holders thereof and (c) all Options or Company Stock-Based Awards to purchase Shares, including the names of the holders thereof and, to the extent applicable, the exercise price or purchase price thereof, the number of Shares subject thereto, the governing agreement or arrangement with respect thereto, the expiration date thereof and, with respect to Options, the type of Option (incentive stock option or non-qualified stock option). All of the Shares are duly authorized and validly issued and outstanding and are fully paid and non-assessable and were not issued in violation of any preemptive rights. Each Option was issued in compliance with all applicable federal, state and other laws, rules, and regulations, including United States federal and state securities laws. Other than the Shares, Options and Company Stock-Based Awards set forth on Section 5.4 of the Company Disclosure Schedule, there are no outstanding voting or non-voting securities of the Company, stock appreciation rights, phantom stock units, performance units, or similar equity-based rights with respect to the Company, securities of the Company convertible into or exchangeable for voting or non-voting securities, or options, warrants, or Rights exercisable or exchangeable for or convertible into any other voting or non-voting securities of the Company, and no authorization therefor has been given. Other than the Shares, Options and Company Stock-Based Awards, no shares of capital stock of the Company are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character, or other Rights, relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of the Company, and there are no contracts, commitments, understandings or arrangements by which the Company is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of the Company, securities convertible into or exchangeable for any capital stock of the Company or other securities of the Company. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which stockholders of any member of the Company Group may vote or any other limitations on such voting rights. Except for the Company Stock Option Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. Other than as set forth in Section 5.4 of the Company Disclosure Schedule, each Option has been granted pursuant to the Company’s forms of stock option agreement, copies of which have been made available to the Buyer and identified as such.
               Section 5.5. Subsidiaries of the Company. Section 5.5 of the Company Disclosure Schedule sets forth for each of the Company’s Subsidiaries (a) its name and jurisdiction of organization, (b) its form of organization and (c) the capital stock, membership interests or units held by the Company, directly or indirectly, in such Subsidiary. The Company is the direct or indirect beneficial and record owner of all of the issued and outstanding shares of capital stock or other interests in the Company’s Subsidiaries, free and clear of all Liens, except (a) as may be created by this Agreement, (b) as may be expressly set forth in any certificate of formation, limited liability company agreement, limited partnership agreement, Certificate of Incorporation or Bylaws, or similar governing documents of such Subsidiary of the Company, copies of which have been made available to Buyer prior to the date hereof and (c) for any restrictions on sales of securities under the Securities Act or other applicable securities Laws. There are no outstanding warrants, rights to subscribe to, calls or commitments of any character, or other Rights, relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of the Company’s Subsidiaries, or other agreements or commitments obligating any Person to issue, transfer, sell, purchase or redeem any securities of any of the Company’s Subsidiaries. None of the Company Subsidiaries own any Common Stock or Preferred Stock. Except for its Subsidiaries, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity. The Company has prior to the date hereof provided to Buyer a complete and correct copy of the organizational documents for each member of the Company Group as currently in effect.
               Section 5.6. Government Authorizations. Except for (a) compliance with the applicable requirements of the DGCL to file Certificate of Merger 1 in respect of this Agreement at the Merger 1 Effective Time (b) any filings or Consents required under the HSR Act, no Consent of, with or to any Governmental Authority is required to be obtained or made by any member of the Company Group in connection with the execution and delivery of this

Agreement and the other Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby and thereby.
               Section 5.7. Financial Statements and Liabilities.
     (a) Set forth in Section 5.7(a) of the Company Disclosure Schedule are (i) the audited consolidated balance sheets of the Company Group as of December 31, 2005, December 31, 2006 and December 31, 2007 and the related consolidated statements of income, operations, stockholders equity and cash flows for the years then ended and (ii) the unaudited consolidated balance sheet of the Company Group as of March 31, 2008 (the balance sheet as of March 31, 2008, the “Balance Sheet” and such date, the “Balance Sheet Date”) and the related unaudited consolidated statements of income, operations, stockholders equity and cash flows for the three- month period then ended (clauses (i) and (ii), collectively, the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements present fairly, in all material respects, respectively, the consolidated financial position, statements of operations and cash flows of the Company Group at the respective dates set forth therein and for the respective periods covered thereby in accordance with GAAP, consistently applied, except as otherwise noted therein and except, in the case of the Company Financial Statements referenced in clause (ii), for normal year-end adjustments and the absence of footnotes. The Company has provided or made available to Buyer copies of all material documentation relating to the internal controls or other accounting practices of the Company Group.
     (b) Except as set forth in the Balance Sheet or in Section 5.7(b) of the Company Disclosure Schedule, no member of the Company Group has any Liabilities, except for Liabilities (i) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or (ii) which would not reasonably be expected to result in Liabilities in excess of $250,000. To the extent required by GAAP, adequate reserves have been established on the Balance Sheet for all Liabilities, in the aggregate. No member of the Company Group has any outstanding Indebtedness. There is no Indebtedness owed to any member of the Company Group by any employee, consultant, officer, director or stockholder of any member of the Company Group.
               Section 5.8. Absence of Certain Changes.
     (a) Since the Balance Sheet Date and through the date hereof, (i) there has not been any change, condition, circumstance, damage, destruction, loss, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group and (ii) the Company and its Subsidiaries have conducted their businesses only in the ordinary and usual course and in a manner consistent with past practice; and
     (b) Since the Balance Sheet Date and through the date hereof, except as expressly required by this Agreement, each member of the Company Group has conducted its business only in the ordinary course consistent with past practice, and there has not been action taken by the Company Group that, if taken after the date hereof, would have been prohibited without Buyer consent by Section 7.1.

               Section 5.9. Tax Matters. Except as set forth in Section 5.9 of the Company Disclosure Schedule:
     (a) Each member of the Company Group has timely filed or caused to be timely filed with the appropriate Tax authorities all Tax Returns that are required to be filed by it. All such Tax Returns are true, correct and complete in all material respects. No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes of members of the Company Group which are due and payable (whether or not shown on any Tax Returns) have been timely paid. All Taxes which members of the Company Group are obligated to withhold from amounts owing to any employee, independent contractor, service provider, creditor, stockholder or other Person have been withheld and timely paid to the proper Tax authorities. No claim has ever been made by a Tax authority in a jurisdiction where a member of the Company Group does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.
     (b) The unpaid Taxes of members of the Company Group did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, no member of the Company Group has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with customary practice for similarly situated companies, excluding any Taxes that may arise as a result of the Mergers.
     (c) No deficiencies for Taxes with respect to any member of the Company Group have been claimed, proposed or assessed by any Tax authority. There are no pending or threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes of any member of the Company Group. There are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to any member of the Company Group. No issues relating to Taxes of any member of the Company Group were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.
     (d) The Company has delivered or made available to Buyer complete and accurate copies of all federal, state and local Tax Returns of all members of the Company Group (and any predecessors) for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any member of the Company Group (or any predecessors) with respect to Taxes of any type. No member of the Company Group (or any predecessor) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney with respect to any Taxes of the Company has been executed or filed with any Tax authority.
     (e) No member of the Company Group is or has ever been a party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement.

     (f) No member of the Company Group has ever been a member of an affiliated group (other than an affiliated group the common parent of which is the Company). No member of the Company Group has any Liability for Taxes of any Person (other than the members of the Company Group) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a transferee or successor, by Contract, by Law, or otherwise.
     (g) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale on or prior to the Closing Date, accounting method change or agreement with any Tax authority made or entered into on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date, or intercompany transaction or excess loss account described in Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into or existing on or prior to the Closing Date.
     (h) No member of the Company Group or any of their Affiliates or predecessors by merger or consolidation has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.
     (i) No member of the Company Group (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of any member of the Company Group; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has made any of the foregoing elections, or is required to apply any of the foregoing rules, under any similar state, local or foreign Law.
     (j) No member of the Company Group (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); (iv) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
     (k) No member of the Company Group (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes or (ii) owns a single member limited liability company which is treated as a disregarded entity.
     (l) There are no Liens for Taxes on or against any of the properties or assets of any member of the Company Group (other than liens for current Taxes not yet due and payable).
     (m) No member of the Company Group has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law.
     (n) No member of the Company Group (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized both in the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulation Section 301.7701-5(a).
     (o) No member of the Company Group has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Mergers, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
               Section 5.10. Property.
     (a) No member of the Company Group owns any real property.
     (b) Section 5.10(b) of the Company Disclosure Schedule lists the street address of each parcel of real property currently leased, subleased, licensed or occupied by any member of the Company Group (the “Leased Real Property”), the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property and the expiration date and monthly payment amount due to under each Lease (as defined below) related to each such parcel of Leased Real Property. Except as described in Section 5.10(b) of the Company Disclosure Schedule, (i) true and complete copies of the leases, subleases, licenses or occupancy agreements in effect on the date hereof (together with all amendments, modifications or supplements thereto collectively, the “Leases” and each individually the “Lease”) relating to the Leased Real Property have been made available to Buyer and (ii) there has not been any assignment entered into by any member of the Company Group in respect of the Leases relating to the Leased Real Property. With respect to each Lease, except as set forth in Section 5.10(b) of the Company Disclosure Schedule, each Lease is a valid and subsisting agreement of the member of the Company Group party thereto in full force and effect and is enforceable against the member of the Company Group party thereto and, to the Company’s Knowledge, is the legal, valid and binding agreement of the other parties thereto, subject to the Remedies Exception. The members of the Company Group have good and valid title to the leasehold estate in the Leased Real Property for the full terms of the Leases, free and clear of any Liens, other than the Permitted Liens, Liens reflected on the Balance Sheet and such imperfections of title and encumbrances, if any, which do not detract from the value of or interfere with the present use of the property subject thereto and affected thereby.

     (c) (i) No member of the Company Group is in default in any material respect under any of the Leases and (ii) to the Company’s Knowledge, no lessor is in default in any material respect under any of the Leases and no member of the Company Group or, to the Company’s Knowledge, a lessor has received notice from any other party to such Leases of the termination of the Leases thereof. None of the execution, delivery or performance of this Agreement by the Company does or will conflict with or result in a breach of or default under any Lease referred to in Section 5.10(b) of the Company Disclosure Schedule.
               Section 5.11. Intellectual Property, Privacy and Security.
     (a) Section 5.11(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by any member of the Company Group (collectively, the “Company Registered Intellectual Property”), including for each item listed in (i) through (iii) as applicable, the owner, the jurisdiction, the serial/application number or patent or registration number, the filing date, and the issuance or registration date, and for each item listed in (iv), the registrant. With respect to each item required to be listed in Section 5.11(a) of the Company Disclosure Schedule, (i) the applicable member of the Company Group is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company’s Knowledge, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item. Each item of Company Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 5.11(a) of the Company Disclosure Schedule (i) has not been abandoned or cancelled, and (ii) remains in full force and effect. Section 5.11(a) of the Company Disclosure Schedule sets forth all payments and filings that are due, and all other actions that must be taken, with respect to the Company Registered Intellectual Property, within ninety (90) days after the Closing Date.
     (b) Each member of the Company Group owns (or has the right pursuant to a valid and enforceable Inbound License listed in Section 5.13(a)(viii) of the Company Disclosure Schedule) all Intellectual Property that is necessary for the conduct of the Business as presently conducted. No Company Intellectual Property nor any product or service of the Company Group is subject to any outstanding decree, order, judgment, Contract (including any settlement agreement), injunction, stipulation or decree restricting in any manner the use, transfer, or licensing thereof by the Company, or affecting the validity, use or enforceability thereof, other than the restrictions on the scope of the Inbound Licenses expressly set forth in such Contracts. Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will result in the loss, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of any member of the Company Group in any Intellectual Property other than restrictions expressly set forth in the Contracts granting the Inbound Licenses.
     (c) Section 5.11(c) of the Company Disclosure Schedule lists all Company Software (other than shrink-wrap, click-wrap and other commercially available off-the-shelf software with annual license, maintenance, support and other fees of less than $25,000), and accurately identifies which of such Software is owned by the Company, which is Publicly Available Software and which is licensed to the Company Group on a proprietary basis (and which member of the Company Group it is licensed to). None of the Company Software distributed by any member of the Company Group in its products incorporates or is comprised of or distributed with any Publicly Available Software, or is otherwise subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits the Company Group’s freedom to seek full compensation in connection with marketing, licensing, and distributing such Software; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the Software by its terms and not by operation of law. With respect to each item of Company Software that is owned by a member of the Company Group, the Company or one of its Subsidiaries is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ notes, source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Software, subject to any licenses granted to third parties therein. Except as set forth in Section 5.11(c) of the Company Disclosure Schedule, to the Company’s Knowledge no member of the Company Group has disclosed to any third party or escrowed, or agreed to disclose to any third party or escrow, any source code of such Software.
     (d) Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, (i) to the Company’s Knowledge, no member of the Company Group is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person; (ii) no member of the Company Group has received any complaint, claim, demand, or notice during the past two (2) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that any member of the Company Group must license or refrain from using any Intellectual Property rights of any Person); (iii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property; and (iv) no member of the Company Group has made or asserted any complaint, claim, demand or notice during the past two (2) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.
     (e) Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, to the Company’s Knowledge, at no time during the conception of or reduction to practice of any Intellectual Property of the Company Group was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority, university, or private source or performing research sponsored by any Governmental Authority, university, or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party.
     (f) The Company Group has taken commercially reasonable steps to maintain, police and protect its Intellectual Property. All Intellectual Property of the Company Group that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Company’s Knowledge, there has been no unauthorized use or disclosure of any Intellectual Property of the Company Group. All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the members of the Company Group, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property material to or necessary for the conduct of the Business as now conducted for any member of the Company Group have entered into valid and binding proprietary rights agreements with the applicable member of the Company Group vesting ownership of such Intellectual Property in the applicable member of the Company Group. No such Person has asserted, and to the Company’s Knowledge, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Company Intellectual Property, material to or necessary for the conduct of the Business as now conducted.
     (g) The IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company Group and have not materially malfunctioned or failed within the past three (3) years; and (ii) to the Company’s Knowledge, do not contain any Self-Help Code or Unauthorized Code. The Company Group takes commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of its material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to (i) the use of strong encryption technology (at least 128-bit), and (ii) the implementation of a comprehensive security plan which (x) identifies any and all internal and external risks to the security of the Company’s confidential information, and (y) implements, monitors and improves adequate and effective safeguards to control those risks. The Company Group has implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with industry practices.
     (h) The Company Group has in place commercially reasonable measures, which are at least as secure as required by applicable laws, to protect the privacy of customer financial and other confidential information. The Company Group’s use and dissemination of any and all data concerning users of its web sites is in compliance with all privacy policies, terms of use and laws. The transactions contemplated hereunder will not violate any privacy policies, terms of use, or Laws relating to the use, dissemination or transfer of such data or information.
               Section 5.12. Environmental Matters. Notwithstanding anything else in this Agreement to the contrary, this Section 5.12 shall constitute the sole representations and warranties of the Company with respect to environmental matters.
     (a) To the Knowledge of the Company, no member of the Company Group is or during the previous three years has been in violation of any Environmental Law applicable to such member of the Company Group and no member of the Company Group has received any written notice from any Governmental Authority or any other Person, which remains uncured or unresolved, alleging that any member of the Company Group is or was in violation of any Environmental Law.

     (b) No member of the Company Group is (i) subject to any outstanding Action, consent decree, compliance order or administrative order issued by any Governmental Authority pursuant to or relating to any Environmental Law and to the Company’s Knowledge, no such Action, consent decree, compliance order or administrative order is threatened or (ii) in receipt of any written notice, complaint or claim alleging, asserting or seeking to impose any Liability under or relating to any Environmental Law of or against any member of the Company Group and to the Company’s Knowledge, no such notice, complaint or claim is threatened.
     (c) To the Company’s Knowledge, no Hazardous Material has been released or is threatened to be released into soil or groundwater at any Leased Real Property or from any Leased Real Property into soil or groundwater at any other location, which would reasonably be expected to result in any Liability under or relating to any Environmental Law to any member of the Company Group.
     (d) No member of the Company Group has released, or arranged for the disposal of, any Hazardous Material at any location in a manner that would reasonably be expected to result in Liability under or relating to any Environmental Law.
     (e) To the Company’s Knowledge, Hazardous Materials are not present at any property or facility currently or formerly owned, leased or operated by any member of the Company Group in amount or condition that would reasonably be expected to result in Liability under or relating to any Environmental Law.
     (f) No member of the Company Group has assumed, retained, or provided indemnity against any Liability under or relating to any Environmental Laws.
               Section 5.13. Contracts.
     (a) Section 5.13(a) of the Company Disclosure Schedule sets forth a true and complete list of the following Contracts (or a description thereof, in the case of oral Contracts) to which a member of the Company Group is a party or by which any of them or their assets are bound and which are in effect on the date hereof, other than any lease agreements for Leased Real Property or Company Plans (which are addressed in Sections 5.10 and 5.16, respectively):
          (i) any Contract that is or is reasonably likely to require expenditures (including capital expenditures) or payments to or from a member of the Company Group in excess of $100,000 in any calendar year, other than those that can be terminated without premium or penalty of less than $50,000 by such member of the Company Group upon not more than ninety (90) days’ notice;
          (ii) any Contract under which a member of the Company Group is obligated to sell or lease as lessor real or personal property having a value in excess of $100,000 in any single given annual period;
          (iii) any Contract that contains a covenant not to compete applicable to a member of the Company Group or any of its Affiliates by virtue of such Affiliation or that binds a member of the Company Group to any exclusive business arrangements or licenses restricting the operation of such member of the Company Group’s business;
          (iv) any Contract granting a customer of the Company Group (A) “most favored nation” or similar terms (whether in respect of pricing or otherwise), (B) any right to benefit from any manufacturing or other cost reduction or savings realized by the Company Group with respect to the manufacture or sale of any product covered by such Contract and (C) any right to limit in any way the ability of any member of the Company Group to realize an unlimited profit margin with respect to any product covered by such Contract;
          (v) any Contract under which a member of the Company Group has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) (1) indebtedness for borrowed money or (2) other Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure such indebtedness for borrowed money or (C) extended credit to any Person, in each case of clauses (A), (B) or (C), in an amount in excess of $50,000;
          (vi) any Affiliate Contract;
          (vii) any collective bargaining, labor or similar Contracts;
          (viii) any Contract pursuant to which a member of the Company Group uses or is granted any license (including any covenant not to sue), option or other rights with respect to any third-party Software or other Intellectual Property, but not including shrink-wrap, click-wrap and other commercially available off-the-shelf Software with annual license, maintenance, support and other fees of less than $25,000 (“Inbound Licenses”);
          (ix) any Contract pursuant to which a member of the Company Group has granted any third party any license (including any covenant not to sue), option or other rights with respect to any Software or other Intellectual Property or any product, service offering or technology of the Company, including any Contracts pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Intellectual Property (“Outbound Licenses”);
          (x) any Contract involving the provision of any IT Assets to the Company Group, including any application service provider agreement, internet call manager provider agreement, service deployment agreement or similar Contracts and involving an amount in excess of $50,000;
          (xi) any stock purchase, asset purchase and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by a member of the Company Group of assets (other than in the ordinary course of business and other than with a fair market value of less than $100,000), properties or any capital stock or other equity interests or other securities of any Person (A) providing for any material indemnification, guaranty or surety obligation of a member of the Company Group, (B)

with a fair market value in excess of $100,000 under which there are continuing obligations or (C) that contain earnouts or similar obligations;
          (xii) any Contract (other than (A) supply purchase orders which are in the ordinary course of business consistent with the past practice of the Company and (1) in amounts less than $250,000 and (2) which do not materially alter, deviate from or amend the terms or provisions, including the pricing terms or provisions, of any Contracts pursuant to which they were issued and (B) customer purchase orders which are in the ordinary course of business consistent with the past practice of the Company and (1) in amounts less than $1,000,000 and (2) which do not materially alter, deviate from or amend the terms or provisions, including the pricing terms or provisions, of any Contracts pursuant to which they were issued) with the ten (10) largest customers and ten (10) largest suppliers of the Company Group for the year ended December 31, 2007 listed in Section 5.22 of the Company Disclosure Schedule;
          (xiii) any stockholders’ or similar Contracts, or Contract relating to the establishment, management or control of any joint venture or strategic alliance;
          (xiv) any Contract the termination of which would reasonably be expected to have a Material Adverse Effect on the Company Group;
          (xv) any employment Contract or consulting Contract with any employee, consultant or other service provider of the Company Group providing for yearly salary or payments in excess of $150,000, and any severance, change in control, retention or similar Contract with any current or former stockholders, directors, officers, employees, consultants, service providers or agents of the Company Group pursuant to which any member of the Company Group has any obligation (absolute or contingent); and
          (xvi) any Contract with a Governmental Authority.
All contracts and agreements set forth in or required to be set forth in Section 5.13(a) of the Company Disclosure Schedule are referred to herein as “Material Contracts.”
     (b) Except as set forth in Section 5.13(b) of the Company Disclosure Schedule, (i) each Material Contract is in full force and effect and is the legal, valid and binding obligation of a member of the Company Group thereof which is a party to such Material Contract, and is enforceable against the member of the Company Group party thereto in accordance with its terms, subject to the Remedies Exception and, to the Company’s Knowledge, is the legal, valid and binding obligation of the other parties thereto (the “Other Parties”), subject to the Remedies Exception and (ii) no member of the Company Group or, to the Company’s Knowledge, any of the Other Parties to any Material Contract is in breach, violation or default, and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by any such party, or permit termination, modification or acceleration by the Other Parties, under such Material Contract, except for breaches, violations or defaults which would not be material to the Company Group. No member of the Company Group has waived any material right it may have under any Material Contract.

               Section 5.14. Insurance. Section 5.14 of the Company Disclosure Schedule sets forth a list of all material insurance policies providing insurance coverage for the Company Group (including their assets, employees, directors and officers). Each of such policies has been issued in favor of the Company Group. Each of such policies is valid and binding and in full force and effect and no premiums due thereunder have not been paid and no member of the Company Group is in default thereunder in any material respect. Except as set forth in Section 5.14 of the Company Disclosure Schedule, (a) no member of the Company Group has received any notice from any insurer under any insurance policy applicable to such member disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy and (b) there is no Action or other matter currently pending in respect of which a member of the Company Group has received such a notice.
               Section 5.15. Litigation. Except as set forth in Section 5.15 of the Company Disclosure Schedule, (a) there are no Actions pending or outstanding or, to the Company’s Knowledge, threatened in writing in law or in equity or before any Governmental Authority or any mediator or arbitrator by or against any member of the Company Group or any Person that any member of the Company Group has agreed to defend or indemnify in respect thereof or by which any of their properties are bound which (i) challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or (ii) are reasonably likely to involve, individually or in the aggregate, an award of injunctive relief or damages in excess of $50,000 or expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group and (b) there are no pending or outstanding or, to the Company’s Knowledge, threatened injunctions, judgments, orders, decrees, rulings, settlements, stipulations or charges to which any member of the Company Group is a party or by which it or its properties is bound, or with any Governmental Authority or any mediator or arbitrator that is material, individually or in the aggregate, to the Company Group.
               Section 5.16. Employee Matters.
     (a) Section 5.16(a) of the Company Disclosure Schedule contains a complete and accurate list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, any multiemployer plans within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”), and each stock purchase, stock option and other equity-based, employment, change-in-control, retention, severance, bonus, incentive, pension, retirement, profit-sharing, savings, deferred compensation, employee loan, incentive compensation, vacation, disability, death benefit, hospitalization, cafeteria, medical, dental, fringe benefit and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director or consultant of any member of the Company Group (or dependent or beneficiary thereof) or any ERISA Affiliate is provided compensation or other benefits and which is or has been entered into, contributed to, established by, sponsored by, participated in and/or maintained by any member of the Company Group or any ERISA Affiliate, or (ii) any member of the Company Group or any ERISA Affiliate has any present or future liability or obligation, whether actual or contingent. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”.
     (b) With respect to each Company Plan, current, accurate and complete copies of the following documents have been provided or made available to Buyer, Merger Sub 1 and Merger Sub 2, to the extent applicable: (i) the most recent plan documents and all amendments thereto, (ii) the most recent trust instruments and insurance contracts, (iii) for the three most recent years, Forms 5500 filed with the Internal Revenue Service, audited financial statements and actuarial valuation reports, (iv) the most recent summary plan description, (v) the most recent determination or opinion letter issued by the Internal Revenue Service, and (vi) a summary of any proposed amendments or changes anticipated to be made to such Company Plan at any time within the twelve months immediately following the date hereof that has been communicated in writing to any employees of the Company Group. Except as may be necessary or appropriate to comply with applicable Law or as contemplated by this Agreement, there is no present intention that such Company Plan be amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under such Company Plan.
     (c) (i) Each Company Plan has been established and administered in all material respects in accordance with its terms and all applicable Laws, and is in compliance in all material respects in form and operation with the applicable provisions of ERISA, the Code and other applicable Law; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable Law; (iii) no event has occurred and, to the Company’s Knowledge, no condition exists that would reasonably be expected to subject any member of the Company Group, either directly or by reason of their affiliation with an ERISA Affiliate, to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Plan, ERISA, the Code or any other applicable Law; (iv) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability has occurred with respect to any Company Plan; (v) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan; (vi) no individual who has performed services for any member of the Company Group has been improperly excluded from participation in any Company Plan; and (vii) no Company Plan provides any post-employment or post-retirement health, medical, disability or life insurance benefits for current, former or retired employees of any member of the Company Group, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.
     (d) No Company Plan is a Multiemployer Plan or other pension plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, and neither the Company, any member of the Company Group nor any ERISA Affiliate has at any time sponsored, maintained, participated in, or has been required to participate in or contribute to, or has had any liability or obligation in respect of, any Multiemployer Plan or other pension plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code. None of the assets of the Company, any member of the Company Group or any ERISA Affiliate is, or may

reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.
     (e) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened, (ii) to the Company’s knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Company’s knowledge, threatened (including, without limitation, any routine requests for information from the PBGC).
     (f) Except as set forth in Section 4.1 and on Section 5.16(f) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement, stockholder approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s), whether contingent or otherwise, including without limitation, any termination of employment), could entitle any current or former employee, officer, director or consultant of any member of the Company Group (or dependent or beneficiary thereof) to: (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans; (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans; or (iv) the payment of any amount (whether in cash, property, the vesting of property or otherwise) that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
     (g) No member of the Company Group has sponsored, maintained, participated in, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States.
     (h) Section 5.16(h) of the Company Disclosure Schedule sets forth a true and complete and accurate list of all accrued vacation time as of the date hereof for any employee of any member of the Company Group that is based in the United States and the value of all such accrued vacation time based on each such employee’s compensation level then in effect as of the Merger 1 Effective Time.
     (i) Except as set forth in Section 5.16(i) of the Company Disclosure Schedule, no Company Plan or payment or benefit provided pursuant to any Company Plan, including the grant, vesting or exercise of any stock option or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Company Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof. All Options granted under the Company Stock Plan have been granted in compliance with the terms of applicable Law and the Company Stock Plan and have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of the underlying stock as of the date the option was granted (determined in accordance with applicable Law, including, to the extent applicable, Section 409A of the Code).
               Section 5.17. Labor Matters.
     (a) No member of the Company Group is or has ever been a party to or is bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Company’s Knowledge, there are no labor unions or other organizations purporting or attempting to represent any employees employed by any member of the Company Group.
     (b) Section 5.17 (b) of the Company Disclosure Schedule sets forth, with respect to each of the calendar years 2007 and 2008 through May 31, 2008, a true, correct and complete list of (i) all directors and officers of the Company Group, (ii) all employees and consultants employed or engaged by the Company Group and (iii) for each individual identified in clauses (i) or (ii), each such individual’s date of hire, W-2 compensation for 2007, year to date compensation for 2008, annual base salary for 2008, and job titles or offices, if any. Individuals who are performing consulting or other services for the Company Group are or were correctly classified by the Company Group as either “independent contractors” or “employees” as the case may be, and no member of the Company Group has any Liability with respect to any misclassification of any person as an independent contractor rather than as an employee. No “leased employee” (within the meaning of Section 414(n) of the Code) performs any material services for the Company or any member of the Company Group
     (c) No member of the Company Group is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits, contributions or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law. To the Company’s Knowledge, none of the Company’s employment policies or practices is currently being audited or investigated by any court or Governmental Authority. There is no pending or, to the Company’s Knowledge, threatened litigation, unfair labor practice charge, or other charge or inquiry against any member of the Company Group brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative thereof, or other individual or any Governmental Authority with respect to the Company Group’s employment practices brought by or before any court or Governmental Authority.
     (d) (i) There is no labor strike, labor dispute, or concerted work stoppage pending or, to the Company’s Knowledge, threatened and (ii) since January 1, 2004, (A) no member of the Company Group has experienced any labor strike or concerted labor dispute and (B) each member of the Company Group has complied with all applicable labor and other Laws and Contracts in connection with the employment of its employees, including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN

Act”). No member of the Company Group is a party to or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Authority relating to employees or employment practices. No member of the Company Group has effected a “plant closing” or “mass layoff” as those terms are defined in the WARN Act or similar Laws effecting in whole or in part any site of employment facility, operating unit or employee of the Company Group without complying with the WARN Act or similar Laws.
     (e) The Company Group has properly classified all individuals providing services to the Company Group as employees or non-employees for all relevant purposes.
               Section 5.18. Legal Compliance. No member of the Company Group is, or since January 1, 2004 has been, in material violation of any Law applicable to such Person or its business, assets or operations.
               Section 5.19. Product Liability. To the Company’s Knowledge, no member of the Company Group has any Liability (and there is no basis for any present or future Action against any of them giving rise to any Liability) arising out of the ownership, possession, or use by any Person of any product designed, manufactured, assembled, sold, repaired, leased, maintained, delivered or installed or any services rendered by the Company or any of its Subsidiaries and no member of the Company Group has received any notice, whether written or oral, of any material product defect or deficiency, or given notice, whether written or oral, to any customer of any product defect or deficiency, with respect to any products designed, manufactured, assembled, sold, repaired, leased, maintained, delivered or installed or any services rendered.
               Section 5.20. Brokers’ Fees. Except with respect to Morgan Stanley & Co. Incorporated, no member of the Company Group has entered into any Contract (written or oral, express or implied) with any Person which may result in the obligation of Buyer, Merger Sub 1, Merger Sub 2 or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. Except with respect to Morgan Stanley & Co. Incorporated, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company Group in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.
               Section 5.21. Permits. Except as set forth in Section 5.21 of the Company Disclosure Schedule, the Company Group has all Permits required to own and operate its business as currently conducted and operated, except for such Permits the failure of which to have or obtain would not be material to the Company Group. Each such Permit is valid and in full force and effect and the applicable member of the Company Group is in compliance in all material respects with respect thereto. There are no Actions pending or, to the Company’s Knowledge, threatened which might reasonably be expected to result in the revocation or termination of any material Permit of the Company Group.
               Section 5.22. Customers and Suppliers. Section 5.22 of the Company Disclosure Schedule lists the ten (10) largest customers and ten (10) largest suppliers (including publishers) of the Company Group, as measured by revenue (including a break-down of revenue attributable to each such customer by Contract or otherwise), in the case of customers, and expense, in the case of suppliers, for the twelve-month period ended May 31, 2008. None of such customers or suppliers has given written notice, or to the Knowledge of the Company oral notice, that, and the Company has no Knowledge that, any such customer or suppliers intends to materially reduce its purchases or sales (as the case may be) of goods or services from or to the Company Group.
               Section 5.23. Antitakeover Statutes. The Company has taken all action necessary to exempt the Mergers, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES REGARDING BUYER, MERGER SUB 1 AND MERGER SUB 2
          Subject to any information contained in the Buyer SEC Filings, the Buyer, Merger Sub 1 and Merger Sub 2 represent and warrant to the Company, except as set forth in the Buyer Disclosure Schedule, as follows:
               Section 6.1. Organization. Each of Buyer, Merger Sub 1 and Merger Sub 2 is duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease, license, occupy and operate its properties where such properties are now owned, leased, licensed, occupied or operated. Each of Buyer, Merger Sub 1 and Merger Sub 2 is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, Merger Sub 1 or Merger Sub 2.
               Section 6.2. Authorization. Each of Buyer, Merger Sub 1 and Merger Sub 2 has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer, Merger Sub 1 and Merger Sub 2 of this Agreement and the other Transaction Documents to which Buyer and/or Merger Sub 1 and/or Merger Sub 2 is or will be a Party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite proceedings, other than the Buyer Stockholders Meeting, of Buyer, Merger Sub 1 and Merger Sub 2 and no other proceedings, other than the Buyer Stockholders Meeting, on the part of Buyer, Merger Sub 1 and Merger Sub 2 are necessary to authorize this Agreement, such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, Merger Sub 1 and Merger Sub 2 and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company and the Stockholder Representative) constitutes a legal, valid and binding obligation of each of Buyer, Merger Sub 1 and Merger Sub 2, enforceable against each of them in accordance with its terms, subject to the Remedies Exception.

               Section 6.3. Non-contravention. Neither the execution and delivery of this Agreement nor any Transaction Document to which it is or will be party by Buyer, Merger Sub 1 and Merger Sub 2, nor the consummation by Buyer, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby will (a) conflict with any provision of the organizational documents of Buyer, Merger Sub 1 or Merger Sub 2 or (b) subject to the Consents of Governmental Authorities described in Section 6.4, violate any Law to which Buyer, Merger Sub 1, Merger Sub 2 or any of their Subsidiaries or any of their assets are subject, except, in the case of clause (b), (i) as disclosed in Section 6.3 of the Buyer Disclosure Schedule or (ii) for such violations or breaches which would not be material to the Buyer, Merger Sub 1 or Merger Sub 2.
               Section 6.4. Capitalization. Section 6.4 of the Buyer Disclosure Schedule sets forth a true, correct and complete list of (a) all the outstanding Buyer Common Stock, (b) all Existing Buyer Options to purchase shares of Buyer Common Stock, including the names of the holders thereof and, to the extent applicable, the exercise price or purchase price thereof, the number of shares of Buyer Common Stock subject thereto, the governing agreement or arrangement with respect thereto, the expiration date thereof and, with respect to Existing Buyer Options, the type of option (incentive stock option or non-qualified stock option). All of the shares of Buyer Common Stock are duly authorized and validly issued and outstanding and are fully paid and non-assessable and were not issued in violation of any preemptive rights. Other than the shares of Buyer Common Stock and Existing Buyer Options set forth on Section 6.4 of the Buyer Disclosure Schedule, there are no outstanding voting or non-voting securities of the Buyer, stock appreciation rights, phantom stock units, performance units, or similar equity-based rights with respect to the Buyer, securities of the Buyer convertible into or exchangeable for voting or non-voting securities, or options, warrants, or Rights exercisable or exchangeable for or convertible into any other voting or non-voting securities of the Buyer, and no authorization therefor has been given. Other than the shares of Buyer Common Stock and Existing Buyer Options, no shares of capital stock of the Buyer are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character, or other Rights, relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of the Buyer, and there are no contracts, commitments, understandings or arrangements by which the Buyer is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of the Buyer, securities convertible into or exchangeable for any capital stock of the Buyer or other securities of the Buyer. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which stockholders of the Buyer may vote or any other limitations on such voting rights. All of the shares of Buyer Common Stock to be issued as part of the Merger Consideration will be duly authorized and validly issued and outstanding and will be fully paid and non-assessable and will not be issued in violation of any preemptive rights.
               Section 6.5. Government Authorizations. Except for (a) compliance with the applicable requirements of the DGCL to file Certificate of Merger 1 and Certificate of Merger 2 in respect of this Agreement at the Merger 1 Effective Time and Merger 2 Effective Time, respectively, and (b) any filings and consents required under the HSR Act, no Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer, Merger Sub 1 or Merger Sub 2 or any of their Subsidiaries or Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Buyer, Merger Sub 1 or Merger Sub 2 or any of their Subsidiaries or Affiliates is or will be a party or the consummation by Buyer, Merger Sub 1 or Merger Sub 2 of the transactions contemplated hereby and thereby.
               Section 6.6. Brokers’ Fees. Except with respect to Goldman, Sachs & Co., none of Buyer, Merger Sub or any of their Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Buyer to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. Except with respect to Goldman, Sachs & Co., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer, Merger Sub 1, Merger Sub 2 or any of their Affiliates in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.
               Section 6.7. Financial Statements and Liabilities.
     (a) Set forth in Section 6.7(a) of the Buyer Disclosure Schedule are the audited consolidated balance sheets of the Buyer and its Subsidiaries as of March 31, 2006, March 31, 2007 and March 31, 2008 (the balance sheet as of March 31, 2008, the “Buyer Balance Sheet” and such date, the “Buyer Balance Sheet Date”) and the related consolidated statements of income, operations, stockholders equity and cash flows for the years then ended (collectively, the “Buyer Financial Statements”). Except as set forth therein, the Buyer Financial Statements present fairly, in all material respects, respectively, the consolidated financial position, statements of operations and cash flows of the Buyer and its Subsidiaries at the respective dates set forth therein and for the respective periods covered thereby in accordance with GAAP, consistently applied, except as otherwise noted therein. The Buyer has provided or made available to the Company copies of all material documentation relating to the internal controls or other accounting practices of the Buyer and its Subsidiaries.
     (b) The Buyer has, and will have at the Closing, adequate financial resources to satisfy its obligation to deliver the cash portion of the Merger Consideration pursuant to Section 4.8(b)(ii).
               Section 6.8. Disclosure Documents.
     (a) The Registration Statement on Form S-4 of Buyer (the “Form S-4”) to be filed under the Securities Act relating to the issuance of Buyer Common Stock in Merger 1, and any amendments or supplements thereto, will, when filed, subject to the third sentence of Section 6.8(b), comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
     (b) Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Merger 1 Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information contained in the Proxy Statement/Prospectus or any amendment or supplement thereto will, at the date the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Buyer (“Buyer Stockholders”) or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Buyer in this Section 6.6 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus. For purposes of this Agreement, “Proxy Statement/Prospectus” means the Buyer proxy statement relating to the meeting (the “Buyer Stockholders Meeting”) of Buyer Stockholders to consider and vote upon approval of this Agreement and Merger 1 and to approve the issuance of shares of Buyer Common Stock in Merger 1, to be filed with the Commission, as such document may be amended from time to time.
               Section 6.9. Litigation. Except as set forth in Section 6.9 of the Buyer Disclosure Schedule, (a) there are no Actions pending or outstanding or, to the Buyer’s Knowledge, threatened in law or in equity or before any Governmental Authority or any mediator or arbitrator by or against the Buyer or any of its Subsidiaries or any Person that the Buyer or any of its Subsidiaries has agreed to defend or indemnify in respect thereof or by which any of their properties are bound which (i) challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or (ii) are reasonably likely to involve, individually or in the aggregate, an award of injunctive relief or damages in excess of $50,000 or expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer and (b) there are no pending or outstanding or, to the Buyer’s Knowledge, threatened injunctions, judgments, orders, decrees, rulings, settlements, stipulations or charges to which the Buyer or any of its Subsidiaries is a party or by which it or its properties is bound, or with any Governmental Authority or any mediator or arbitrator that is material, individually or in the aggregate, to Buyer or any of its Subsidiaries.
               Section 6.10. Buyer SEC Documents. Except as set forth in Section 6.10 of the Buyer Disclosure Schedule, Buyer and its Subsidiaries have timely filed with the Commission all registration statements, prospectuses, forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the “Buyer SEC Documents”) required to be filed by them since February 16, 2007 under the Exchange Act or the Securities Act. The Buyer SEC Documents, including any financial statements or schedules included in the Buyer SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Buyer SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.
               Section 6.11. Absence of Certain Changes.
     (a) Since the Buyer Balance Sheet Date and through the date hereof, (i) there has not been any change, condition, circumstance, damage, destruction, loss, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer and (ii) the Buyer and its Subsidiaries have conducted their businesses only in the ordinary and usual course and in a manner consistent with past practice; and
     (b) Since the Buyer Balance Sheet Date and through the date hereof, except as expressly required by this Agreement, Buyer has conducted its business only in the ordinary course consistent with past practice, and there has not been action taken by the Buyer that, if taken after the date hereof, would have been prohibited without Buyer consent by Section 7.2.
               Section 6.12. Legal Compliance. No member of the Buyer or any of its Subsidiaries is, or since January 1, 2004 has been, in material violation of any Law applicable to such Person or its business, assets or operations.
               Section 6.13. Intellectual Property, Privacy and Security
     (a) Section 6.13(a) of the Buyer Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Buyer or any of its Subsidiaries (collectively, the “Buyer Registered Intellectual Property”), including for each item listed in (i) through (iii) as applicable, the owner, the jurisdiction, the serial/application number or patent or registration number, the filing date, and the issuance or registration date, and for each item listed in (iv), the registrant. With respect to each item required to be listed in Section 6.13(a) of the Buyer Disclosure Schedule, (i) the Buyer or a Subsidiary of the Buyer is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Buyer’s Knowledge, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item. Each item of Buyer Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 6.13(a) of the Buyer Disclosure Schedule (i) has not been abandoned or cancelled, and (ii) remains in full force and effect. Section 6.13(a) of the Buyer Disclosure Schedule sets forth all payments and filings that are due, and all other actions that must be taken, with respect to the Buyer Registered Intellectual Property, within ninety (90) days after the Closing Date.
     (b) The Buyer or one of its Subsidiaries owns all Intellectual Property that is necessary for the conduct of the Buyer’s business as presently conducted. No Buyer Intellectual Property nor any product or service of the Buyer is subject to any outstanding decree, order, judgment, Contract (including any settlement agreement), injunction, stipulation or decree restricting in any manner the use, transfer, or licensing thereof by the Buyer, or affecting the validity, use or enforceability thereof, other than the restrictions on the scope of any inbound licenses expressly set forth in such Contracts. Except as set forth in Section 6.13(b) of the Buyer Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will result in the loss, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Buyer or its Subsidiaries in any Intellectual Property.

     (c) Except as set forth in Section 6.13(c) of the Buyer Disclosure Schedule, (i) to the Buyer’s Knowledge, none of the Buyer or its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person; (ii) none of the Buyer or its Subsidiaries has received any complaint, claim, demand, or notice during the past two (2) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that the Buyer or its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person); (iii) to the Buyer’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Buyer Intellectual Property; and (iv) none of the Buyer or its Subsidiaries has made or asserted any complaint, claim, demand or notice during the past two (2) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.
     (d) The Buyer and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect their Intellectual Property. All Intellectual Property of the Buyer and its Subsidiaries that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Buyer’s Knowledge, there has been no unauthorized use or disclosure of any Intellectual Property of the Buyer or its Subsidiaries. All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Buyer and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for the Buyer and its Subsidiaries have entered into valid and binding proprietary rights agreements with the Buyer or its Subsidiaries vesting ownership of such Intellectual Property in the Buyer or its Subsidiaries. No such Person has asserted, and to the Buyer’s Knowledge, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Buyer Intellectual Property.
               Section 6.14. Employee Matters.
     (a) (i) Each Buyer Plan has been established and administered in all material respects in accordance with its terms and all applicable Laws, and is in compliance in all material respects in form and operation with the applicable provisions of ERISA, the Code and other applicable Law; (ii) each Buyer Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable Law; (iii) no event has occurred and, to the Buyer’s Knowledge, no condition exists that would reasonably be expected to subject any member of the Buyer or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Buyer Plan, ERISA, the Code or any other applicable Law; (iv) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability has occurred with respect to any Buyer Plan; (v) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Buyer Plan; (vi) no individual who has performed services for any of the Buyer or its Subsidiaries has been improperly excluded from participation in any Buyer Plan; and (vii) no Buyer Plan provides any post-employment or post-retirement health, medical, disability or life insurance benefits for current, former or retired employees of the Buyer or its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.
     (b) With respect to any Buyer Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Buyer’s Knowledge, threatened, (ii) to the Buyer’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Buyer’s Knowledge, threatened (including, without limitation, any routine requests for information from the PBGC).
               Section 6.15. Tax Matters.
     (a) Buyer and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate Tax authorities all material Tax Returns that are required to be filed by them. All such Tax Returns are true, correct and complete in all material respects. All material Taxes of the Buyer and its Subsidiaries which are due and payable (whether or not shown on any Tax Returns) have been timely paid. All material Taxes which the Buyer or its Subsidiaries are obligated to withhold from amounts owing to any employee, independent contractor, service provider, creditor, stockholder or other Person have been withheld and timely paid to the proper Tax authorities. No claim has ever been made by a Tax authority in a jurisdiction where a member of the Company Group does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.
     (b) The unpaid Taxes of the Buyer and its Subsidiaries did not, as of the Buyer Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Buyer Balance Sheet Date, the Buyer and its Subsidiaries have not incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with customary practice for similarly situated companies, excluding any Taxes that may arise as a result of the Mergers.
     (c) No deficiencies for material Taxes with respect to the Buyer or its Subsidiaries have been claimed, proposed or assessed by any Tax authority. No issues relating to material Taxes of the Buyer or its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.
     (d) Neither Buyer nor any of its Subsidiaries has taken any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Mergers, from qualifying as reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VII.
COVENANTS
               Section 7.1. Conduct of the Company.
     (a) The Company covenants and agrees that, except (i) as otherwise expressly contemplated by this Agreement and the other Transaction Documents or (ii) as otherwise approved in writing by Buyer, during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement pursuant to Article XI, the Company Group shall conduct its business and operations in the ordinary course consistent with past practice in accordance with the 2008 operating plan set forth on Section 7.1(a) of the Company Disclosure Schedule and in compliance in all material respects with applicable Law, and use its commercially reasonable efforts to maintain and preserve intact the business of the Company Group in all material respects.
     (b) Without limiting the generality of the foregoing, until the Closing, except (i) as otherwise expressly contemplated by this Agreement and the other Transaction Documents or (ii) as otherwise approved in writing by Buyer, the Company shall not, and shall cause each other member of the Company Group not to, take any of the following actions:
          (i) (A) amend its certificate of incorporation, certificate of formation, limited liability company agreement or bylaws, as applicable; or (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or other equity interests or issue any Rights in respect thereof, (other than the issuance of Common Stock pursuant to the exercise of Options outstanding as of the date hereof);
          (ii) declare, set aside or pay any dividend or distribution or other capital return in respect of the Shares or otherwise or redeem, purchase or acquire any Shares;
          (iii) except as required by GAAP, change any accounting methods, principles or practices;
          (iv) adopt or change any material method of Tax accounting, change any annual Tax accounting period, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any Tax indemnity, Tax allocation or Tax sharing agreement, enter into any private letter ruling, closing agreement, or similar ruling or agreement with respect to any Tax or surrender any right to claim a Tax refund;
          (v) enter into, terminate or materially modify any Material Contract or lease in respect of material real property or waive, release or assign any material rights or claims thereunder; provided, however that solely with respect to the restriction on the entry into of any purchase order that qualifies as a Material Contract, pursuant to this Section 7.1(a)(v), in the event that the Buyer has not responded to a request for the approval of such Material Contract within three (3) Business Days of the receipt of such request from the Company, the Company may then proceed with the entry into of such purchase order that qualifies as a Material Contract without the approval of the Buyer;
          (vi) sell, transfer, assign, lease, sublease, license, sublicense, fail to maintain, abandon, permit to lapse or otherwise dispose of or encumber, in whole or in part, any of the assets, rights or properties (including Intellectual Property) of the Company Group, other than (i) sales of inventory or equipment to contract manufacturers or otherwise to support services in the ordinary course of business consistent with past practice, (ii) non-exclusive licenses of Intellectual Property in the ordinary course of business and (iii) sales or dispositions in the ordinary course of business and in the aggregate not in excess of $100,000;
          (vii) acquire by merger or consolidation with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any business, or make any investment in, any corporation, partnership, association or other business organization or division thereof or merge or consolidate with any Person;
          (viii) (A) increase the compensation or benefits of any present or former director, officer, employee or consultant of the Company Group (except for (1) increases in salary or hourly wage rates with respect to Company Employees who are not officers or directors, in the ordinary course of business consistent with past practice and (2) the payment of bonuses to officers in an amount not to exceed the approximately $13,000 per month in the aggregate accrued on the Company’s financial statements); (B) take any action with respect to the grant of any severance, change in control or termination pay to any present or former director, officer, employee or consultant of the Company Group (except for any such actions with respect to employees (other than officers) or consultants in the ordinary course of business consistent with past practice) and except as otherwise required by applicable Law; (C) make any change in the key management structure of the Company Group, including, without limitation, the hiring of additional officers; or (D) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, except (1) as may be required pursuant to any Contract in effect on the date hereof and disclosed to Buyer prior to the date hereof or (2) as may be required by applicable Law;
          (ix) (A) create, incur or assume any long-term debt, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Person, (C) make any loans, advances or capital contributions to or investments in any Person other than any member of the Company Group, (D) voluntarily mortgage, pledge or subject to any material Lien, other than a Permitted Lien, any of its material assets or (E) repay any Indebtedness in an aggregate amount greater than $83,333 per month plus interest (such monthly amount representing the Company’s current obligations with respect to Indebtedness);
          (x) settle or compromise, or agree to settle or compromise, any claim (whether or not commenced prior to the date of this Agreement) other than (except with respect to any Tax matter) settlements or compromises of disputes or claims involving solely money damages not in excess of $50,000; provided that the aggregate amount paid in connection with the settlement or compromise of all such disputes and claims shall not exceed $100,000;
          (xi) cancel any material third party Indebtedness owed to any member of the Company Group; or
          (xii) agree with any third party or commit, whether in writing or otherwise, to do any of the foregoing.
               Section 7.2. Conduct of the Buyer.
     (a) The Buyer covenants and agrees that, except (i) as otherwise expressly contemplated by this Agreement and the other Transaction Documents or (ii) as otherwise approved in writing by the Company, during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement pursuant to Article XI, the Buyer Group shall conduct its business and operations in the ordinary course consistent with past practice and in compliance in all material respects with applicable Law, and use its commercially reasonable efforts to maintain and preserve intact the business of the Buyer Group in all material respects.
     (b) Without limiting the generality of the foregoing, until the Closing, except (i) as otherwise expressly contemplated by this Agreement and the other Transaction Documents or (ii) as otherwise approved in writing by the Company, the Buyer shall not, and shall cause each other member of the Buyer Group not to, amend its certificate of incorporation or bylaws, except as contemplated by this Agreement.
               Section 7.3. Access to Information; Confidentiality. (a) Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 11.1, each member of the Company Group shall permit Buyer and its authorized agents or representatives, including its independent accountants and other advisors, to have access to the properties, Contracts, books and records and personnel of the Company Group and any other information reasonably requested by Buyer, during normal business hours to review information and documentation relative to the personnel, properties, books, Contracts, commitments and other records of the Company Group as Buyer may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the business of the Company Group and shall be at Buyer’s sole cost and expense.
     (b) Buyer, Merger Sub 1, Merger Sub 2 and all of their Subsidiaries, Affiliates and representatives will hold in confidence all confidential information obtained from any member of the Company Group or their respective Affiliates, officers, agents, representatives or employees, in connection with this Agreement and the transactions contemplated hereby, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement but shall terminate simultaneously with the Closing.

               Section 7.4. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms as soon as reasonably practicable, including such actions or things as any other Party hereto may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article IX to be fully satisfied. Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (a) obtaining all necessary Consents, or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Authority or other Person and (b) consummating and making effective the transactions contemplated hereby.
               Section 7.5. Government Approvals.
     (a) The Company, Buyer, Merger Sub 1 and Merger Sub 2 shall timely and promptly cause to be made all filings with any Governmental Authority which may be required by each of them and their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement in accordance with its terms, including, without limitation, pursuant to the HSR Act. Each Party shall furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority.
     (b) To the extent permissible under applicable Laws, each of the Parties shall notify and keep the other Party advised as to (i) any material communication from any Governmental Authority regarding any of the transactions contemplated hereby (ii) any Action pending and known to such Party, or to its Knowledge threatened, which challenges the transactions contemplated hereby.
     (c) Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, nothing contained herein shall require any Party or any of their Affiliates to (i) defend against or commence any Action if such party or Affiliate reasonably believes in good faith that such defense or commencement of any such Action would be adverse to such Party’s or such Affiliate’s corporate interests either before or after Closing or (ii) sell, transfer, divest, hold separate, agree to any material restriction on the operation or use of, or otherwise dispose of any of its business, assets or properties or any business, assets or properties of the Company Group in connection with this Agreement or any of the transactions contemplated hereby.
               Section 7.6. Public Announcements. Except to the extent otherwise required by applicable Law (and then only after reasonable consultation with Buyer or the Stockholder Representative, as applicable), none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Parties.

               Section 7.7. Notification of Certain Matters. Between the date hereof and the Closing Date, each Party will give prompt written or electronic notice to the other Parties of: (a) any information that indicates that, to its Knowledge, any of such Party’s representations or warranties contained herein are not materially true and correct, (b) the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied, (c) any failure of a Party to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it hereunder, (d) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party and (e) the occurrence of a Material Adverse Effect with respect to such Party. No such notification (or the knowledge of the underlying facts relating thereto) or failure to provide such notification by any Party shall affect the remedies or rights of such Party or the representations or warranties of the other Parties or such other Parties’ obligations (including with respect to indemnification) hereunder.
               Section 7.8. Director and Officer Indemnification. For six (6) years from and after the Closing Date, to the fullest extent permitted by applicable Law, Buyer shall cause the Surviving Corporation (and any successor entity to the Surviving Corporation) to maintain indemnification provisions in its organizational documents that are no less favorable to the officers and directors of the Company (the “Indemnified Officers”) than those in effect with respect to the Company immediately prior to the Closing. Buyer shall cause the Surviving Corporation to obtain and maintain in effect, for a period of six (6) years after the Closing, policies of directors’ and officers’ liability insurance protecting the Indemnified Officers with coverage and containing terms and conditions that are no less favorable than those in policies existing at or prior to the Closing; provided, however, that in no event shall Buyer or the Surviving Corporation be obligated to pay annual premiums in excess of 250% of the annual premiums currently paid for such insurance. The Company’s existing indemnification agreements with its directors in the form provided to Buyer shall be assumed by Buyer as of the Closing. Notwithstanding any other provision of this Agreement to the contrary, each of the Parties agrees that from and after the Closing Date each Indemnified Officer shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 7.8.
               Section 7.9. Employee Benefit Arrangements.
     (a) Immediately following the Closing Date, Buyer shall provide (or cause the Surviving Corporate Group to provide) the Company Employees with employee benefits (other than equity-based awards) that are substantially comparable in the aggregate to those employee benefits currently provided to the Company Employees.
     (b) To the extent permitted by the applicable plan, Buyer shall use commercially reasonable efforts to take (or cause the Surviving Corporate Group to take) such actions as are necessary to provide the Company Employees with credit for purposes of vesting, eligibility, participation and level of benefits (but not for purposes of determining an accrued benefit under any defined benefit pension plan of Buyer or the Surviving Corporate Group (or any Subsidiary thereof)) under all employee benefit plans maintained by Buyer or the Surviving Corporate Group (or any Subsidiary thereof) in which such Company Employee participates on or after the Closing Date, for such Company Employees’ service with the Company and its ERISA Affiliates, to the same extent and for the same purposes that such service was recognized under a corresponding Company Plan of the Company or its ERISA Affiliates as of the Closing Date; provided, however, that no such credit shall be required to the extent that such credit would result in a duplication of benefits for the same period of service.
     (c) Subject to the requirements of applicable Law, Buyer shall use commercially reasonable efforts to take (or cause the Surviving Corporate Group to take) such actions as are necessary to cause the group health plan maintained by Buyer or the Surviving Corporate Group (or any Subsidiary thereof), to the extent such group health plan is made available to Company Employees after the Closing, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to Company Employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the applicable Company Plan maintained by the Company or its ERISA Affiliates prior to the Closing) and (ii) provide Company Employees with credit, for the calendar year in which the Closing occurs, for the amount of any out-of pocket expenses and copayments or deductible expenses that were covered by the applicable Company Plan and are incurred by them during the calendar year in which the Closing occurs under a group health plan maintained by Buyer or the Surviving Corporate Group (or any Subsidiary thereof).
     (d) Should the Buyer request the Company to terminate a Company Plan which is intended to be qualified within the meaning of Section 401(A) of the Code immediately prior to the Closing Date, pursuant to the provision in this Section 7.9, Buyer shall (or cause the Surviving Corporate Group to) take such actions as are necessary to cause a retirement plan maintained by it or one of its ERISA Affiliates that is qualified under Section 401(A) of the Code to accept direct and indirect rollover distributions of the Company Employees’ balances under the Company’s Plan, including promissory notes evidencing outstanding plan loans (if any).
     (e) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Buyer to (i) provide certain information to the Company Employees regarding Buyer’s or the Surviving Corporate Group’s (or any Subsidiary thereof) employee benefit plans (to the extent such plans will be made available to the Company Employees) and employee orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and Buyer), and (ii) otherwise meet with Company Employees (either individually or in groups) during breaks, outside of scheduled work hours, or as otherwise agreed to by the Company and Buyer.
     (f) The Company shall, or shall cause its Subsidiaries to, take all actions that may be reasonably requested by Buyer in writing prior to the Closing Date with respect to (i) causing one or more Company Plans, or arrangements with any payroll, benefits or human resources service provider to the Company Group, to terminate as of the Closing Date, or as of the date immediately prior to the Closing Date, as specified by Buyer, (ii) causing benefit accrual or entitlement under any Company Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Company Plan, or (iv) facilitating the merger of any Company Plan into any employee benefit plan maintained by Buyer or the Surviving Corporate Group (or any of Subsidiary thereof).

     (g) Buyer, Merger Sub 1, Merger Sub 2 and the Company acknowledge and agree that all provisions contained in this Section 7.9 are included for the sole benefit of Buyer, Merger Sub 1, Merger Sub 2 and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Plan or other benefit plan, agreement or other arrangement, (ii) shall limit the right of Buyer, the Company, or their respective Subsidiaries to amend, terminate or otherwise modify any Company Plan or other benefit plan, agreement or other arrangement (or otherwise limit the Company’s ability to modify the employee benefits provided to the Company Employees) following the Closing Date, or (iii) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any current or former employee of any member of the Company Group, any participant in any Company Plan or other benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), or (y) to continued employment with Buyer, the Company, or any of their respective Affiliates.
     (h) The Company shall, and shall cause its Subsidiaries to, obtain, at least five business days prior to the Closing Date, from each Person to whom any payment or benefit (including, without limitation, the vesting of any Option) is required or proposed to be made that could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefit”) so that all remaining payments and benefits applicable to such Person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code, and to accept in substitution for the Waived Benefit the right to receive such remaining payment or benefit only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. Each such waiver shall identify the specific Waived Benefit and shall provide that if such stockholder approval is not obtained, such payments shall not be made and such Person shall have no right or entitlement with respect thereto. As soon as practicable thereafter but in any event prior to the Closing Date, the Company shall obtain stockholder approval, in a manner that complies with Section 280G(b)(5)(B) of the Code, of all such payments that have been conditioned on the receipt of such approval. The determination of which payments may be deemed to constitute parachute payments, the form of each such waiver, and the disclosure and other circumstances of any such stockholder approval shall be provided to Buyer for Buyer’s advance review and comment.
               Section 7.10. Post-Closing Access; Preservation of Records. Except as otherwise provided in Section 8.4 with respect to Tax Contests or other legal proceedings related to Taxes, from and after the Closing, Buyer will make or cause to be made available to the Stockholder Representative, subject to reasonably and appropriate confidentiality protections, all books, records and documents of the Company Group (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours and with reasonable advance notice as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of or defending or prosecuting any Action, (b) preparing reports to stockholders and Governmental Authorities or (c) such other purposes for which access to such documents is believed by such stockholders of the Company to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise; provided, however, that access to such books, records, documents and employees will not interfere with the normal operations of the Surviving Corporate Group.

               Section 7.11. Termination of Affiliate Contracts. Except for (a) this Agreement and the Transaction Documents and (b) those Contracts set forth in Section 7.11 of the Company Disclosure Schedule, each member of the Company Group shall, and shall cause any other parties thereto to, terminate all Affiliate Contracts as of or prior to the Closing without any liability or obligation having been incurred or satisfied by the Company Group.
               Section 7.12. No Solicitation; Other Offers. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article XI, each member of the Company Group and the Stockholder Representative shall not, and shall cause each of their respective Subsidiaries, Affiliates, partners, members, officers, directors, employees, agents and advisors not to, directly or indirectly, (a) solicit, initiate or knowingly encourage the submission of any proposal or offer from any other Person (other than Buyer and its Affiliates and their respective representatives or pursuant to an existing Company Plan) relating to the acquisition of any shares or equity interests or Rights in respect thereof of any member of the Company Group, (b) solicit, initiate or knowingly encourage the submission of any proposal or offer from any such Person relating to the acquisition of any material portion of the assets of the Company Group or (c) participate in any discussions or negotiations with any such Person regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any such Person to do or seek, any of the foregoing. Each member of the Company Group and the Stockholder Representative, as applicable, will notify Buyer immediately if any such Person makes any proposal, offer or bona fide inquiry with respect to any of the foregoing, and provide the material terms of such proposal, offer or bona fide inquiry. The Stockholder Representative agrees not to, and to cause each Selling Stockholder not to, transfer any Shares to any other Person prior to Closing.
               Section 7.13. Further Assurances. Each Party agrees that from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take or cause their respective Affiliates to take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.
               Section 7.14. Disclosure Documents; Buyer Stockholder Approval
     (a) Form S-4; Proxy Statement/Prospectus. Each Party shall cooperate in preparing and cause to be filed with the Commission the Proxy Statement/Prospectus, and shall cooperate in preparing and Buyer shall cause to be filed with the Commission the Form S-4. The Proxy Statement/Prospectus will be included in the S-4 as a prospectus and will constitute a part of the Form S-4. Each Party shall use its reasonable best efforts to respond to any comments of the Commission, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement/Prospectus in definitive form to be mailed to Buyer’s Stockholders. The Buyer will notify each other Party promptly of the receipt of any comments, whether oral or written, from the Commission or its staff and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus or for additional information, and will supply each other Party with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Proxy Statement/Prospectus or the Mergers. No amendment or supplement to the Form S-4 or Proxy Statement/Prospectus will be made by the Buyer without providing each other Party the opportunity to review and comment thereon. Buyer shall advise each other Party, promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective, the issuance of any stop order, or the suspension of the qualification of Buyer Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. If, at any time prior to the Merger 1 Effective Time, any information relating to any Party, or any of their respective affiliates, officers or directors should be discovered by any Party which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus, the Party that discovers such information shall promptly notify the other Party and an amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by law, disseminated to Buyer’s stockholders.
     (b) Buyer Stockholders Meeting; Voting Agreement. Buyer shall, (i) as promptly as practicable after the date of this Agreement, duly call, give notice of, convene and hold the Buyer Stockholders Meeting (ii) concurrently with the execution and delivery of this Agreement, deliver to the Company the Buyer Voting Agreement.
               Section 7.15. Company Stockholders Meeting; Voting Agreement.
     (a) The Company shall, as promptly as practicable after the date of the mailing of the Proxy Statement/Prospectus to the Buyer Stockholders, duly call, give notice of, convene and hold the meeting of its stockholders to consider and vote upon approval of this Agreement and Merger 1 (the “Company Stockholders Meeting”), and the date of such meeting shall be the same date as the Buyer Stockholders Meeting.
     (b) Concurrently with the execution and delivery of this Agreement, the Company shall deliver to the Buyer the Company Voting Agreement.
               Section 7.16. Appointment of Directors. The Buyer shall, pursuant to the Proxy Statement/Prospectus, recommend to the Buyer Stockholders the appointment to Buyer’s Board of Directors of two directors mutually acceptable to the Buyer and the Stockholder Representative, each of which shall be “independent” for purposes of applicable NASDAQ National Market listing rules.
               Section 7.17. Stock Exchange Listing. The Buyer shall use its commercially reasonable efforts to cause the shares of Buyer Common Stock issued pursuant to Merger 1 to be listed on the NASDAQ National Market, subject to notice of issuance.
ARTICLE VIII.
TAX MATTERS
               Section 8.1. Allocation of Taxes (Straddle Period). For purposes of calculating the Tax liability of any member of the Company Group for any Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing

Date will be: (i) in the case of Taxes other than income, sales and use and withholding Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of income, sales and use and withholding Taxes, deemed to be the amount of such Taxes which would be payable if the relevant Straddle Period terminated at the close of business on the Closing Date.
               Section 8.2. Tax Returns. The Company shall prepare and timely file, or shall cause to be prepared and timely filed, any Tax Return required to be filed by any member of the Company Group on or before the Closing Date. No later than fifteen (15) days prior to the due date for the filing of any such Tax Return, the Company shall make any such Tax Return available to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Buyer shall file or cause to be filed all Tax Returns of the Company Group required to be filed after the Closing Date. With respect to any Tax Returns required to be filed by Buyer pursuant to this Section 8.2 for which the Selling Stockholders have any liability for Taxes pursuant to the indemnity obligations under Section 10.1(a)(iii), any such Tax Returns shall be submitted by Buyer to the Stockholder Representative at least fifteen (15) days prior to the due date (including extensions) of such Tax Returns for the Stockholder Representative’s consent, not to be unreasonably withheld. The Stockholder Representative’s consent to such Tax Returns shall be presumed if the Stockholder Representative fails to respond to Buyer within five Business Days following the submission of such Tax Returns to the Stockholder Representative by Buyer. Prior to the due date (including extensions) of such Tax Returns, Buyer shall be entitled to receive from the Indemnification Escrow Funds those funds necessary to pay the Stockholder Representative’s share (calculated in accordance with Sections 10.1 and 8.1) of the Taxes shown to be due on such Tax Returns. If the Stockholder Representative disagrees with the computation of such amount, the Stockholder Representative shall notify Buyer of such disagreement in writing on or before the due date of such Tax Returns. Buyer and the Stockholder Representative shall use their respective best efforts to resolve any such disagreement, and if no resolution is achieved within ten (10) days, Buyer and the Stockholder Representative shall mutually select, and equally share the total cost and expense of, an independent accounting firm, whose determination of the issue for which there is disagreement shall be final and binding on Buyer and the Stockholder Representative. Upon resolution or determination of such issue, there shall be made a payment, if necessary, between Buyer and the Stockholder Representative in order to take into account the results of such resolution or determination.
               Section 8.3. Tax Contests. Buyer and the Company, on the one hand, and the Stockholder Representative and the Selling Stockholders, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes for which the Selling Stockholders might be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Buyer shall control the conduct of all Tax Contests, including any settlement or compromise thereof; provided, however, that Buyer shall not settle or compromise any Tax Contest without the approval of the Stockholder Representative, which approval shall not be unreasonably withheld.

               Section 8.4. Cooperation. Buyer, the Company and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest or other legal proceeding relating to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and the Stockholder Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Authority, (B) to deliver or make available to Buyer, within sixty (60) days after the Closing Date, copies of all such books and records, and (C) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, the Company or the Stockholder Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense. Buyer and the Stockholder Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
               Section 8.5. Reorganization Treatment.
     (a) The Parties shall use their respective reasonable best efforts to cause the Mergers to qualify, and shall use their respective reasonable best efforts not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would prevent the Mergers from qualifying, as a reorganization under Section 368(a) of the Code.
     (b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Buyer, Merger Sub 1, Merger Sub 2 and the Company shall report the Mergers as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
     (c) The Parties shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Pillsbury Winthrop Shaw Pittman LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, and Buyer to obtain the opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to Buyer, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for federal income tax purposes, the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinions, Buyer (and Merger Sub 1 and Merger Sub 2) and the Company shall, as of the Closing Date, execute and deliver to Pillsbury Winthrop Shaw Pittman LLP and Latham & Watkins LLP tax representation letters, dated and executed as of the dates of such opinions (the “Tax Representation Letters”), in substantially the forms attached to this Agreement as Exhibits B and C, respectively; provided, however that Buyer (and Merger Sub 1 and Merger Sub 2) and the Company shall, as of the Closing Date, execute and deliver to Pillsbury Winthrop Shaw Pittman LLP and Latham & Watkins LLP such Tax Representation Letters in any revised forms as such counsel may reasonably request to permit such counsel to render the opinions described in Section 2.5. The opinions referred to in this Section 8.5(c) shall not be waivable after receipt of any Buyer Stockholder approval required by applicable Law, unless further stockholder approval is obtained with appropriate disclosure.
               Section 8.6. Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be paid by the Selling Stockholders when due, and the Selling Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Stockholder Representative shall provide Buyer with (i) evidence reasonably satisfactory to Buyer that such Transfer Taxes have been paid by the Selling Stockholders and (ii) a clearance certificate or similar documents which may be required by any Tax authority to relieve Buyer of any obligation to withhold any portion of the payments to the Selling Stockholders pursuant to this Agreement.
ARTICLE IX.
CONDITIONS TO CLOSING
               Section 9.1. Conditions Precedent to Obligations of the Parties to Consummate Merger 1. The respective obligations of each Party to consummate Merger 1 are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of the following conditions:
     (a) Governmental Approvals. All filing and waiting periods applicable (including any extensions thereof) to the consummation of Merger 1 under the HSR Act shall have expired or been terminated and any other required approvals of Governmental Authorities required under applicable Law to consummate the Mergers shall have been obtained.
     (b) Form S-4. The Form S-4 with regard to the share portion of the Base Merger Consideration (including, without limitation, Indemnification Escrow Shares) shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending or threatened before the Commission.
     (c) Buyer Common Stock. The shares of Buyer Common Stock to be issued in Merger 1 shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.
               Section 9.2. Conditions Precedent to Obligation of the Company to Consummate Merger 1. The obligation of the Company to consummate Merger 1 is subject to the satisfaction (or waiver by the Company) at or prior to the Closing Date of each of the following additional conditions:
     (a) Accuracy of Buyer’s, Merger Sub 1’s and Merger Sub 2’s Representations and Warranties. The representations and warranties of Buyer, Merger Sub 1 and Merger Sub 2 contained in Article VI, disregarding all qualifications relating to materiality or Material Adverse Effect (other than with respect to Section 6.12(a)(i)), shall be true and correct when made and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, Merger Sub 1 or Merger Sub 2; and the Company shall have received a certificate signed by a duly authorized officer of Buyer, Merger Sub 1 and Merger Sub 2 confirming the foregoing as of the Closing Date.
     (b) Covenants and Agreements of Buyer, Merger Sub 1 and Merger Sub 2. Each of Buyer, Merger Sub 1 and Merger Sub 2 shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing Date; and the Company shall have received a certificate signed by a duly authorized officer of Buyer, Merger Sub 1 and Merger Sub 2 confirming the foregoing as of the Closing Date.
     (c) Escrow. Buyer shall have deposited the Indemnification Escrow Funds into the Indemnification Escrow Account by wire transfer of immediately available funds and shall have delivered share certificates representing the Indemnification Escrow Shares to the Escrow Agent, each in accordance with Article IV. Buyer shall have deposited the Working Capital Escrow Funds into the Working Capital Escrow Account in accordance with Article IV
     (d) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by Buyer and the Escrow Agent.
     (e) No Material Adverse Effect. There shall not have occurred any fact, event, change, development, discovery, occurrence, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Buyer.
     (f) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered all agreements, instruments and documents required to be delivered by Buyer, Merger Sub 1 and Merger Sub 2 under Section 4.8(b).
     (g) No Orders. No injunction or order of any Governmental Authority shall be in effect as of the Closing that prohibits the Mergers.

     (h) Tax Opinion. The Company shall have received the opinion of Pillsbury Winthrop Shaw Pittman LLP referred to in Section 8.5(c), subject to the provisions of Section 8.5(c).
               Section 9.3. Conditions Precedent to Obligations of Buyer and Merger Sub 1 to Consummate Merger 1. The obligation of each of Buyer and Merger Sub 1 to consummate Merger 1 is subject to the satisfaction (or waiver by each of Buyer and Merger Sub 1) at or prior to the Closing Date of each of the following additional conditions:
     (a) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company contained in Article V, disregarding all qualifications relating to materiality or Material Adverse Effect (other than with respect to Section 5.8(a)(i)), shall be true and correct when made and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group (provided, that the representations and warranties set forth in Sections 5.1, 5.2, 5.4 and 5.9 (collectively, the “Tier I Reps”) shall be true and correct in all material respects and the representations and warranties set forth in Section 5.8(a)(i) shall be true and correct in all respects); and the Buyer shall have received a certificate signed by a duly authorized officer of the Company confirming the foregoing as of the Closing Date.
     (b) Covenants and Agreements of the Company. The Company shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing Date; and Buyer shall have received a certificate from the Company confirming the foregoing as of the Closing Date.
     (c) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by the Stockholder Representative and the Escrow Agent.
     (d) Lock-Up Agreements. Each Selling Stockholder that holds, immediately prior to the Merger 1 Effective Time, one percent (1%) or more of the stock of the Company on an as-converted basis shall have executed and delivered a Lock-Up Agreement with respect to the shares of Buyer Common Stock being delivered pursuant to Merger 1, such agreement to be substantially in the form attached hereto as Exhibit D. Buyer shall have received Lock-Up Agreements from Selling Stockholders holding, immediately prior to the Merger 1 Effective Time, at least ninety-five percent (95%) of the stock of the Company on an as-converted basis, such agreement to be substantially in the form attached hereto as Exhibit D.
     (e) Closing Documents. On or prior to the Closing Date, the Company shall have delivered all agreements, instruments and documents required to be delivered by the Company under Section 4.8(a).

     (f) Consents. Buyer shall have received evidence, in form and substance satisfactory to it, that all Consents of third parties set forth in Section 9.3(f) of the Company Disclosure Schedule have been in each case obtained without any monetary liability on the part of the Surviving Company Group or Buyer or any of their respective Affiliates or any restriction on their respective businesses or operations.
     (g) Continuing Employment. Greater than eighty-five percent (85%) of the Company’s employees identified on Schedule 9.3(g) shall continue to be employed by the Company.
     (h) No Material Adverse Effect. There shall not have occurred any fact, event, change, development, discovery, occurrence, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.
     (i) Indebtedness. There shall be no outstanding Indebtedness of the Company Group (other than any Indebtedness Buyer shall pay or cause to be paid pursuant to Section 4.4).
     (j) Dissenters’ Rights. The time period for the exercise by any stockholder of the Company of any appraisal rights, dissenters’ rights or similar rights applicable as a result of the Mergers, including any such rights under Section 262 of the DGCL, shall have expired and the holders of the Company’s capital stock representing less than ten percent (10%) of the Company’s capital stock outstanding shall have demanded and perfected their right to an appraisal of the Company’s capital stock in accordance with the DGCL and not withdrawn such demand.
     (k) No Orders. No injunction or order of any Governmental Authority shall be in effect as of the Closing that prohibits the Mergers.
     (l) Tax Opinion. Buyer shall have received the opinion of Latham & Watkins LLP referred to in Section 8.5(c), subject to the provisions of Section 8.5(c).
               Section 9.4. Condition Precedent to Obligations of the Parties to Consummate Merger 2. The respective obligations of each Buyer, Merger Sub 2 and the Intermediate Surviving Corporation to consummate Merger 2 are subject to the condition that Merger 1 shall have been consummated.
ARTICLE X.
INDEMNIFICATION
               Section 10.1. General Indemnification for Buyer. Following the Closing and subject to the terms and conditions of this Article X, the Stockholder Representative, on behalf of each Selling Stockholder, shall indemnify, defend and hold harmless Buyer, its Affiliates (including the Surviving Corporation and its Subsidiaries after the Closing) and each of their respective employees, directors, officers, agents, members and partners (collectively, the “Buyer Group”) from and against (a) any and all Damages incurred by any member of the Buyer

Group based upon, relating to or arising out of: (i) any breach, prior to the Merger 1 Effective Time, of any covenant of the Company contained in this Agreement; (ii) any breach or inaccuracy of any of the Company’s representations and warranties contained in this Agreement on the date hereof or on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date) as though such representations and warranties were made on and as of the date hereof and the Closing Date or in any certificate delivered pursuant to Sections 4.8(a)(ii) and 4.8(a)(iii); (iii) (I) all Liabilities for Taxes of any member of the Company Group with respect to all Pre-Closing Tax Periods, (II) all Liabilities for Taxes of any member of an affiliated, consolidated, combined or unitary group (other than a group the common parent of which is the Company) of which any member of the Company Group was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law or regulation and (III) all Liabilities for Taxes of any Person (other than any member of the Company Group) imposed on any member of the Company Group as a transferee or successor, by Contract, by Law, or otherwise, in each case in this clause (III), as a result of actions taken or failed to be taken or Contracts entered into by any member of the Company Group on or prior to the Closing Date; (iv) any payment of consideration in exchange for any Dissenting Shares pursuant to the DGCL, to the extent such payment is in excess of the aggregate amount of the applicable Per Share Merger Consideration was attributable to the Dissenting Shares, and any Damages incurred by the Buyer Group in connection with any litigation or settlement relating to treatment of any Dissenting Shares; or (v) any and all Excluded Liabilities, without duplication; and (b) any and all Damages incurred by the Buyer Group based upon, relating to or arising out of (i) any breach of any covenant of the Stockholder Representative contained in this Agreement and (ii) any breach or inaccuracy of any of the Stockholder Representative’s representations and warranties contained in this Agreement on the date hereof or on the Closing Date as though such representations and warranties were made on and as of the date hereof and the Closing Date. Except as otherwise set forth herein with respect to the Tier I Reps, the Buyer Group will be entitled to indemnification pursuant to Sections 10.1(a)(ii) and (b)(ii) exclusively from the Indemnification Escrow Account. So long as there are any Indemnification Escrow Shares and Indemnification Escrow Funds remaining in the Escrow Account, all Damages indemnified under this Article X shall be allocated among the Indemnification Escrow Funds and the Indemnification Escrow Shares attributable to each Selling Stockholder severally and not jointly with such amounts to be allocated pro rata in the same proportion used to pay the net proceeds of the Merger Consideration (including pursuant to the Employee Bonus Liquidity Plan).
               Section 10.2. General Indemnification for the Stockholder Group. Following the Closing and subject to the terms and conditions of this Article X, Buyer shall indemnify, defend and hold harmless each Selling Stockholder, their respective Affiliates (other than the Company Group) and each of their respective employees, directors, officers, agents, members and partners (collectively, the “Stockholder Group”) from and against, any and all Damages incurred by any member of the Stockholder Group based upon, relating to, or arising out of: (a) any breach of any covenant of Buyer contained in this Agreement; or (b) any breach of Buyer’s, Merger Sub 1’s or Merger Sub 2’s representations and warranties contained in this Agreement on the date hereof or on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date) as though such representations and warranties were made on and as of the date hereof and the Closing Date or in any certificate delivered pursuant to Sections 4.8(b)(v). Any party providing indemnification pursuant to this Article X is referred to herein as an “Indemnifying Party”, and any member of the Buyer Group or the Stockholder Group seeking indemnification pursuant to this Article X is referred to herein as an “Indemnified Party.”
               Section 10.3. Certain Limitations.
     (a) The (i) maximum aggregate Liability pursuant to Section 10.1(a)(ii) and 10.1(b)(ii), in the aggregate, of the Selling Stockholders, other than with respect to the Tier I Reps, shall in no event exceed the value of the consideration in the Indemnification Escrow Account and (ii) maximum aggregate Liability pursuant to Article X of Buyer shall in no event exceed an amount equal to the aggregate amount of the net proceeds of the Merger Consideration actually paid to the Selling Stockholders. The maximum aggregate Liability, in the aggregate, of the Selling Stockholders together as a group, to the Buyer Group shall in no event exceed the aggregate amount of the Merger Consideration actually paid to the Selling Stockholders and each individual Selling Stockholder’s indemnification obligation shall be several and not joint and in no event shall any Selling Stockholder be liable for Damages, in the aggregate, in an amount greater than the amount of the Merger Consideration, taken as a dollar amount with each share of the stock portion thereof being valued at the Buyer Common Stock Per Share Price, to be received by such Selling Stockholder pursuant to this Agreement (including, as applicable, amounts received pursuant to the Employee Bonus Liquidity Plan). For the avoidance of doubt, all liability of the Selling Stockholders shall be several and not joint and the maximum Liability of any Selling Stockholder in respect of any particular item of Damage for which indemnification is sought by any member of the Buyer Group in accordance with the provisions of this Agreement after the distribution of all of the Indemnification Escrow Shares and Indemnification Escrow Funds held by or for the account of such Selling Stockholder shall not exceed the result obtained by multiplying (A) the aggregate monetary amount of such item of Damage by (B) a fraction, the numerator of which is the aggregate Merger Consideration issued or paid to such Selling Stockholder pursuant to this Agreement (including pursuant to the Employee Bonus Liquidity Plan) and the denominator of which is the Merger Consideration.
     (b) Except with respect to Damages arising out of a breach of the Tier I Reps and the representations and warranties contained in Sections 6.1, 6.2 and 6.6 (and the certificates referred to above insofar as they relate to such Sections) (the “Non-Threshold Damages”), notwithstanding anything contained herein to the contrary, no indemnification payment shall be made to the Buyer Group pursuant to Section 10.1(a)(ii) or 10.1(b)(ii) or to the Stockholder Group pursuant to Section 10.2(b), unless and until the aggregate amount of Damages sustained by the Buyer Group or the Stockholder Group, as the case may be, exceeds on a cumulative basis $1,000,000 (the “Threshold”), at which time the full aggregate amount of the Damages sustained (including the full amount of Damages that were aggregated in calculating whether the Threshold had been reached) by the Buyer Group or the Stockholder Group, as the case may be, shall be paid. For the avoidance of doubt, it is understood and agreed among the Parties that Non-Threshold Damages shall not be taken into account in determining whether the Threshold has been met for purposes of this Section 10.3(b).
     (c) Each and every representation and warranty of the Company, Buyer, Merger Sub 1 or Merger Sub 2 contained in this Agreement or in any certificate delivered pursuant to Sections 4.8(a)(ii), 4.8(a)(iii) and 4.8(b)(iii) shall survive the Closing Date solely for purposes of this Article X until, and will expire upon, the conclusion of the Escrow Period, and no member of the Buyer Group or the Stockholder Group shall have any Liability whatsoever with respect to any such representations and warranties thereafter, except with respect to claims made in accordance with the terms hereof prior to the conclusion of the Escrow Period. Notwithstanding the foregoing, the Tier I Reps shall survive the Closing Date solely for purposes of this Article X until, and will expire on, the date that is the third anniversary of the Closing Date, other than with respect to claims made prior to such expiration. Each and every covenant contained in this Agreement will survive the Closing Date until, and will expire when, in each case, the applicable statute of limitations has expired.
     (d) The obligations of each Party to indemnify, defend and hold harmless the other Party and other Persons pursuant to this Agreement (including, without limitation, this Article X) shall terminate (other than with respect to claims made prior to expiration) with respect to Sections 10.1 and 10.2 upon the expiration of the applicable survival periods as set forth in Section 10.3(c).
     (e) Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Damages. Any amounts payable to the Buyer Group as Damages pursuant to this Agreement shall first be paid from the Escrow Account, to the extent available, and shall thereafter be paid directly (severally and not jointly) by the Selling Stockholders in accordance with the limitations set forth in Section 10.3(a). In calculating Damages for purposes of this Article X, any materiality qualifiers (including Material Adverse Effect) contained in the applicable representation and warranty shall be deemed to be deleted and shall be given no force or effect.
     (f) The amount of any Damages with respect to which an Indemnified Party may be entitled to indemnification under this Agreement shall be net of the amount of any insurance proceeds or contributions from third parties actually recovered by such Indemnified Party in connection with such Damages; provided, however, that notwithstanding the foregoing, no Indemnified Person shall have any obligation or duty to seek to recover any such insurance proceeds of contributions from third parties.
     (g) The Parties agree to treat any payment made pursuant to this Article X as an adjustment of the Merger Consideration for Tax and, if applicable, other purposes and to take no position contrary thereto on Tax Returns, unless otherwise required by Law.
               Section 10.4. Indemnification Procedures. (a) If any claim or demand is made against an Indemnified Party with respect to any matter, or any Indemnified Party shall otherwise learn of an assertion or of a potential claim, by any Person who is not a Party (or an Affiliate thereof) (a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement, then the Indemnified Party shall as promptly as practicable send notice in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim) to (i) the Stockholder Representative, in the event the Indemnifying Party is a member of the Stockholder Group, or (ii) Buyer, in the event the Indemnifying Party is a member of the Buyer Group; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof; it being understood and agreed that the failure of the Indemnified Party to so notify the Indemnifying Party prior to settling a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the Indemnifying Party’s ability to defend against such Third Party Claim. Thereafter, the Indemnified Party will deliver to the Indemnifying Party promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.
     (b) The Indemnified Party will have the right to participate in or to assume the defense of the Third Party Claim with counsel of its choice (at the expense of the Indemnifying Party). Should the Indemnified Party elect not to assume the defense of the Third Party Claim, the Indemnifying Party will assume the defense of such claim, and will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof; provided, further, that, if an Indemnified Party reasonably determines, after having elected not to assume the defense of the Third Party Claim, that a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel and local counsel for all Indemnified Parties) shall be paid by such Indemnifying Party. If the Indemnified Party is conducting the defense of the Third Party Claim, the Indemnifying Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnified Party will control such defense.
     (c) The Stockholder Representative will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise or discharge with respect to any Third Party Claim without the prior written consent of the applicable member of the Buyer Group that is the Indemnified Party, with such consent not to be unreasonably withheld. Buyer will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise or discharge with respect to any Third Party Claim without the prior written consent of the Stockholder Representative, with such consent not to be unreasonably withheld.
     (d) If the Indemnified Party assumes the defense of any Third Party Claim, the Indemnified Party will keep the Indemnifying Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnified Party chooses to defend a Third Party Claim, the Parties will cooperate fully and in good faith in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party in connection with such cooperation), which cooperation will include (except where a conflict exists) the provision to the Indemnified Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnified Party elects not to assume the defense of a Third Party

Claim, the Indemnified Party’s obligations of information and cooperation under this Section 10.4 (d) shall apply to the Indemnifying Party.
     (e) Any claim on account of Damages for which indemnification is provided under this Agreement which does not involve a Third Party Claim shall be asserted by reasonably prompt written notice given by the Indemnified Party to the Indemnifying Party.
     (f) If there is any conflict between the provisions of this Section 10.4 and the provisions of Section 8.3 with respect to Tax Contests, the provisions of Section 8.3 shall govern with respect to Tax Contests.
               Section 10.5. Exclusive Remedy. The remedies set forth in this Article X and Section 7.8 shall be the sole and exclusive post-Closing remedy with respect to any and all claims relating directly or indirectly hereto and/or the transactions contemplated herein other than claims for fraud; provided that nothing herein will limit equitable remedies for specific performance of the obligations hereunder and provided further that Buyer’s remedy in the case of claims for fraud shall be limited to the proceeds received by the Selling Stockholders severally and not jointly and any Selling Stockholder shall only be liable for amounts not to exceed the result obtained by multiplying (A) the aggregate monetary amount of Damage caused by such fraud by (B) a fraction, the numerator of which is the aggregate Merger Consideration issued or paid to such Selling Stockholder pursuant to this Agreement (including pursuant to the Employee Bonus Liquidity Plan) and the denominator of which is the Merger Consideration..
ARTICLE XI.
TERMINATION
               Section 11.1. Termination Events. Subject to the terms hereof, without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
     (a) by mutual written consent of the Company and Buyer;
     (b) by the Buyer or the Company, if the requisite approvals under the DGCL of the Buyer Stockholders or the stockholders of the Company are not obtained at the Buyer Stockholders Meeting or the Company Stockholders Meeting, respectively;
     (c) by either the Company or Buyer by giving written notice to the other Party if the Closing shall not have occurred by January 9, 2009, unless extended by written agreement of the Company and Buyer; provided that the right to terminate this Agreement under this subsection (c) shall not be available to any Party whose failure or inability to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
     (d) by the Buyer upon a material breach by the Company of any of its representations, warranties or covenants under this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 9.3 hereof and such breach shall be incapable of being cured within sixty (60) days of the occurrence thereof; provided, however, there shall be no right to terminate if Buyer, Merger Sub 1 or Merger Sub 2 is in material breach of its representations and warranties under this Agreement or have failed in any material respect to perform their obligations under this Agreement;
     (e) by the Company upon a material breach by Buyer, Merger Sub or Merger Sub 2 of any of its representations, warranties or covenants under this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 9.2 hereof and such breach shall be incapable of being cured within sixty (60) days of the occurrence thereof; provided, however, there shall be no right to terminate if the Company is in material breach of its representations and warranties under this Agreement or have failed in any material respect to perform their obligations under this Agreement; and
     (f) by either the Company or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable.
               Section 11.2. Effect of Termination. In the event of any termination of this Agreement pursuant to Section 11.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of any Party or its Subsidiaries and Affiliates in respect thereof, except that (i) the obligations of Buyer, Merger Sub 1, Merger Sub 2 and the Company under Section 7.2 (Access to Information and Confidentiality), Section 7.5 (Public Announcements) and Article XIII of this Agreement shall remain in full force and effect and (ii) such termination shall not relieve any Party of any Liability for any fraud, breach of an obligation or covenant or intentional breach of representation or warranty contained in this Agreement arising prior to termination. Notwithstanding anything contained herein to the contrary and in no way in lieu of any other rights that any Party may have hereunder, in the event of a material breach of any of the terms hereof, the non-breaching Party shall have the right to specific performance and other equitable remedies against the breaching Party and their Affiliates.
ARTICLE XII.
STOCKHOLDER REPRESENTATIVE
               Section 12.1. Appointment. Effective upon the delivery of the Company Voting Agreement by the Selling Stockholders party thereto and upon the submission of a letter of transmittal pursuant hereto by each Selling Stockholder not executing the Company Voting Agreement and without any further action by the stockholders, the Company and the Selling Stockholders hereby appoint Mark J. DeNino as agent and attorney-in-fact (the “Stockholder Representative”) in respect of the following matters:

     (a) giving and receiving any notice or instruction permitted or required to be given to or received by any Selling Stockholder under this Agreement or the Escrow Agreement;
     (b) coordinating the common defense of all indemnity claims against the Selling Stockholders pursuant to this Agreement and the Company Voting Agreement (a “Buyer Indemnity Claim”),
     (c) consenting to, compromising or settling all Buyer Indemnity Claims,
     (d) conducting negotiations with Buyer and its agents regarding such claims,
     (e) dealing with Buyer and the Escrow Agent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement,
     (f) receiving on behalf of, and disbursing to, the Selling Stockholders, funds and properties delivered to them from the Escrow Account; and
     (g) engaging counsel, accountants or other Stockholder Representatives in connection with the foregoing matters.
               Section 12.2. Authorization. By the Selling Stockholders’ submission of a letter of transmittal pursuant hereto, each of the Selling Stockholders shall authorize the Stockholder Representative, on the Selling Stockholders’ behalf, to:
     (a) Receive all notices or documents given or to be given to any of the Selling Stockholders by Buyer pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;
     (b) Deliver to Buyer at the Closing all certificates to be delivered to Buyer by any of the Selling Stockholders pursuant to this Agreement, together with any other certificates executed by any of the Selling Stockholders and deposited with the Stockholder Representative for such purpose;
     (c) Engage counsel, and such accountants and other advisors for any of the Selling Stockholders and incur such other expenses on behalf of any of the Selling Stockholders in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Stockholder Representative may in its sole discretion deem appropriate;
     (d) Take such action on behalf of any of the Selling Stockholders as the Stockholder Representative may in its sole discretion deem appropriate in respect of:
          (i) taking such other action as the Stockholder Representative or any of the Selling Stockholders is authorized to take under this Agreement or the Escrow Agreement;

          (ii) receiving all documents or certificates and making all determinations, on behalf of any of the Selling Stockholders, required under this Agreement or the Escrow Agreement; and
          (iii) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article X and any waiver of any obligation of Buyer or the Surviving Corporation.
          All actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Selling Stockholders and no Selling Stockholder shall have any claim or cause of action against the Stockholder Representative, and the Stockholder Representative shall have no liability to any Selling Stockholder, for any action taken, decision made or instruction given by the Stockholder Representative in connection with the Escrow Agreement, or this Agreement, except in the case of his own gross negligence or willful misconduct. Notwithstanding the foregoing, the Stockholder Representative shall not have the authority to take any action or waive any provisions with regard to the foregoing if such action or waiver shall (i) create further obligations of a Selling Stockholder under the terms of such agreements, (ii) adversely changes the Merger Consideration due to a Selling Stockholder (including, without limitation, the requirement that registered tradable securities of Buyer be delivered at the Closing of Merger 1, subject to the terms of the Lock-up Agreement) or (iii) treat a Selling Stockholder in a manner different from other Selling Stockholders, in each case without the consent of the Selling Stockholder so affected; provided, however, that in no event shall the Stockholder Representative’s consenting to, compromising or settling any Buyer Indemnity Claims be deemed to constitute an adverse change in the Merger Consideration, so long as such consent, compromise or settlement does not treat a Selling Stockholder in a manner different from other Selling Stockholders.
               Section 12.3. Authority of Successor Stockholder Representative. Each successor Stockholder Representative appointed in accordance with Section 12.6 hereof shall have all of the power, authority, rights, privileges and obligations conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholder Representative.
               Section 12.4. Actions of Stockholder Representative. Any action taken by the Stockholder Representative pursuant to the authority granted in this Article XII shall be effective and absolutely binding on each Selling Stockholder notwithstanding any contrary action of, or direction from, any Selling Stockholder, except for actions taken by the Stockholder Representative which are in bad faith and, provided, that the Stockholder Representative shall not have the authority to take any action or waive any provisions with regard to the foregoing if such action or waiver shall (a) create further obligations of a Selling Stockholder under the terms of such agreements, (b) adversely change the Merger Consideration due to a Selling Stockholder (including, without limitation, the requirement that registered tradable securities of Buyer be delivered at the Closing of Merger 1 subject to the terms of the Lock-Up Agreement) or (iii) treat a Selling Stockholder in a manner different from other Selling Stockholders, in each case without the consent of the Selling Stockholder so affected; provided, however, that in no event shall the

Stockholder Representative’s consenting to, compromising or settling any Buyer Indemnity Claims hereof be deemed to constitute an adverse change in the Merger Consideration, so long as such consent, compromise or settlement does not treat a Selling Stockholder in a manner different from other Selling Stockholders..
               Section 12.5. Buyer’s Reliance. Buyer shall not be obliged to inquire into the authority of the Stockholder Representative, and Buyer shall be fully protected in dealing with the Stockholder Representative in good faith.
               Section 12.6. Successor Stockholder Representative. Stockholders who in the aggregate hold at least a majority of the Selling Stockholders’ interest in any Indemnification Escrow Funds shall have the right at any time to remove the then-acting Stockholder Representative and to appoint a successor Stockholder Representative; provided, however, that neither such removal of the then acting Stockholder Representative nor such appointment of a successor Stockholder Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Selling Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholder Representative appointed in such writing that he or she accepts the responsibility of successor Stockholder Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholder Representative. Each successor Stockholder Representative shall have all of the power, authority, rights, privileges and obligations conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholder Representative.
ARTICLE XIII.
MISCELLANEOUS
               Section 13.1. Parties in Interest. Except as provided in Article X with respect to the rights of the members of Buyer Group or the Stockholder Group to receive indemnification hereunder and Section 7.7 of this Agreement which is for the benefit of the officers and directors of the Company nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.
               Section 13.2. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided, that Buyer shall be permitted to assign this Agreement in whole or in part to one or more Subsidiaries that will be used to effect the Mergers and no such assignment (including, without limitation, the consummation of Merger 2) shall relieve Buyer of its obligations hereunder, including those assigned.

               Section 13.3. Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to the Company:	StrataLight Communications, Inc.
151 Albright Way
Los Gatos, CA 95032
Attn.: Shri Dodani
Facsimile: (408) 871-0720

with copy to:	Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
Attn.: Stanley F. Pierson, James J. Masetti
Facsimile: (650) 233-4545

If to Buyer:	Opnext, Inc. 1 Christopher Way Eatontown, NJ 07724 Attn.: Justin J. O’Neill Facsimile: (732) 544-4530

with a copy to:	Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn.: David S. Allinson, James Gorton
Facsimile: (212) 751-4864

If to the Stockholder Representative:

Mark DeNino
c/o TL Ventures
435 Devon Park Drive-Bldg. 700
Wayne, PA 19087-1990
Facsimile: (484) 582-1099

with a copy to:	Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
Attn.: Stanley F. Pierson, James J. Masetti
Facsimile: (650) 233-4545

and with a copy to:	Cozen O’Connor LLP

1900 Market Street
Philadelphia, PA 19103
Attn: Michael Heller
Facsimile: (215) 701-2228
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.
               Section 13.4. Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified (including by waiver) except in a written instrument executed by each of the Parties; provided, that the Parties shall not have the authority to amend or waive any provisions of this Agreement if such amendment or waiver shall (a) create further obligations of a Selling Stockholder under the terms of this Agreement, (b) adversely change the Merger Consideration due to a Selling Stockholder without the consent of the Selling Stockholder (including, without limitation, the requirement that registered tradable securities of Buyer, subject to the Lock-up Agreement, be delivered at the Closing of Merger 1) or (c) treat a Selling Stockholder in a manner different from other Selling Stockholders, in each case without the consent of the Selling Stockholder so affected; provided, however, that in no event shall the Stockholder Representative’s consenting to, compromising or settling any Buyer Indemnity Claims be deemed to constitute an adverse change in the Merger Consideration, so long as such consent, compromise or settlement does not treat a Selling Stockholder in a manner different from other Selling Stockholders. No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
               Section 13.5. Exhibits and Disclosure Schedule. All Exhibits, Schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to any Section of the Disclosure Schedules whose relevance or applicability to any representation or warranty made elsewhere in this Agreement is reasonably and readily apparent shall to the extent of such disclosure be deemed to be an exception to such representations and warranties.
               Section 13.6. Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
               Section 13.7. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

               Section 13.8. Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits hereto), the Transaction Documents, the Company Voting Agreement, the Buyer Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
               Section 13.9. Severability; Specific Performance.
     (a) If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
     (b) The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed by any Party in accordance with the terms of this Agreement and that each Party shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.
               Section 13.10. Expenses. Unless otherwise provided herein, including Section 4.5, each of Buyer and the Company agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. Notwithstanding the foregoing, all filing fees paid pursuant to the HSR Act shall be borne by Buyer.
               Section 13.11. Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.
               Section 13.12. Consent to Jurisdiction; Waiver of Jury Trial.
     (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York located in New York County, New York and (ii) the United States District Court for the State of New York sitting in the Southern District for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 13.3 will be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York located in New York County, New York or (ii) the United States District Court for the State of New York sitting in the Southern District, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.
     (b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
               Section 13.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
* * * * *

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

OPNEXT, INC.
By:
Name:
Title:

OMEGA MERGER SUB 1, INC.
By:
Name:
Title:

OMEGA MERGER SUB 2, INC.
By:
Name:
Title:

STRATALIGHT COMMUNICATIONS, INC.
By:
Name:
Title:

MARK DENINO, AS THE STOCKHOLDER REPRESENTATIVE
By:
Name:
Title:

(Signature Page to Merger Agreement)